Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

between

ANGLO-SUISSE OFFSHORE PARTNERS, LLC

as Seller

and

ENERGY PARTNERS, LTD.

as Buyer

Dated

January 13, 2011

i

5.17	Accuracy of Data	31
5.18	Sales Contracts	31
5.19	Suspense Funds/Third Party Funds	32
5.20	Bankruptcy	32

ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING AS PIPELINE		32
6.1	Organization, Existence	32
6.2	Capitalization	32
6.3	Equity Interests	33
6.4	Taxes	33
6.5	Financial Statements	33
6.6	No Undisclosed Liabilities	33

ARTICLE VII BUYER’S REPRESENTATIONS AND WARRANTIES		34
7.1	Organization; Existence	34
7.2	Authorization	34
7.3	No Conflicts	34
7.4	Consents	34
7.5	Bankruptcy	34
7.6	Litigation	34
7.7	Financing	35
7.8	Regulatory	35
7.9	Independent Evaluation	35
7.10	Brokers’ Fees	35
7.11	NORM, Wastes and Other Substances	35
7.12	SEC Compliance	36

ARTICLE VIII COVENANTS		36
8.1	Conduct of Business	36
8.2	Employee Matters	37
8.3	Bonds, Letters of Credit and Guarantees	37
8.4	Cooperation with Seller	37
8.5	Plugging, Abandonment, Decommissioning and Other Costs	37
8.6	Record Retention	37
8.7	Operatorship	38
8.8	ArcLight Guaranty	38
8.9	Delivery of Financial Documents	38
8.10	Buyer’s Senior Notes Offering Obligation	40
8.11	Transition Services Agreement	40
8.12	Throughput Agreement	40
8.13	Gas Processing Agreement Venice Gas Processing Plant	40

ARTICLE IX BUYER’S CONDITIONS TO CLOSING		40
9.1	Representations	40
9.2	Performance	40
9.3	No Legal Proceedings	40

9.4	Financing	41
9.5	Defect Amounts	41
9.6	JPM Volumetric Production Payment	41

ARTICLE X SELLER’S CONDITIONS TO CLOSING		41
10.1	Representations	41
10.2	Performance	41
10.3	No Legal Proceedings	41
10.4	Reserved	41
10.5	Replacement Bonds, Letters of Credit and Guarantees	42
10.6	Insurance	42
10.7	Defect Amounts	42

ARTICLE XI CLOSING		42
11.1	Date of Closing	42
11.2	Place of Closing	42
11.3	Closing Obligations	42
11.4	Records	44
11.5	Exercise of Preference Rights	44

ARTICLE XII ACCESS/DISCLAIMERS		45
12.1	Access	45
12.2	Confidentiality	45
12.3	Disclaimers	45

ARTICLE XIII TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS		46
13.1	General Disclaimer of Title Warranties and Representations	46
13.2	Casualty or Condemnation Loss	47
13.3	Preferential Purchase Rights and Consents to Assign	48

ARTICLE XIV ASSUMPTION; INDEMNIFICATION; SURVIVAL		49
14.1	Assumption of Obligations by Buyer	49
14.2	Indemnities of Seller	50
14.3	Indemnities of Buyer	50
14.4	Express Negligence	51
14.5	Indemnification Procedures	51
14.6	Survival	53
14.7	Non-Compensatory Damages	54
14.8	Disclaimer of Application of Anti-Indemnity Statutes	54
14.9	Materiality	54
14.10	Title and Environmental Matters Not Applicable	54

ARTICLE XV TERMINATION, DEFAULT AND REMEDIES		55
15.1	Right of Termination	55
15.2	Effect of Termination	55

ARTICLE XVI MISCELLANEOUS		55

16.1	Exhibits and Schedules	55
16.2	Expenses and Taxes	56
16.3	Assignment	57
16.4	Preparation of Agreement	57
16.5	Publicity	57
16.6	Notices	57
16.7	Removal of Name	58
16.8	Further Cooperation	58
16.9	Filings, Notices and Certain Governmental Approvals	58
16.10	Entire Agreement; Conflicts	59
16.11	Parties in Interest	59
16.12	Amendment	59
16.13	Waiver; Rights Cumulative	59
16.14	Governing Law; Jurisdiction, Venue; Jury Waiver	60
16.15	Severability	60
16.16	Counterparts	60
16.17	Certain Other Governmental Approvals	60
16.18	Adequacy of Supplemental Bonds or Arrangements for the Pledge of Securities	62
16.19	Special Offshore Interests	62

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Excluded Assets
Exhibit B	Leases, Wells (WI/NRI), Permitted Encumbrances
Exhibit C	Form of Assignment of Record Title to Oil and Gas Lease
Exhibit D	Form of Assignment of Oil and Gas Lease Operating Rights
Exhibit E	Form of Assignment of Right of Way
Exhibit F	Form of Assignment of Contract Rights
Exhibit G	Escrow Agreement
Exhibit H	Throughput Agreement
Exhibit I	ArcLight Limited Guaranty
Exhibit J	Transition Services Agreement

Schedules

Schedule 1.1(a)	Seller Knowledge Individuals
Schedule 1.1(b)	Contested Mechanics’ or Similar Liens
Schedule 1.1(c)	Contested Liens Under Leases or Operating Agreements
Schedule 2.1(i)	Excluded Geologic Data
Schedule 3.3	Oil and Gas Imbalances
Schedule 3.8	Allocated Values
Schedule 5.4	Consents
Schedule 5.5	Litigation
Schedule 5.6	Material Contracts
Schedule 5.7	Violation of Laws
Schedule 5.9	Wells
Schedule 5.10	Preferential Rights
Schedule 5.11	Disputed Royalties
Schedule 5.12(a)	Personal Property – State of Repair
Schedule 5.12(b)	Personal Property – Description
Schedule 5.12(c)	Personal Property – Excluded Personal Property
Schedule 5.13	AFEs
Schedule 5.14	Environmental
Schedule 5.15	Production Taxes
Schedule 5.18	Sales Contracts
Schedule 5.19	Suspense Funds
Schedule 6.3	AS Pipeline Encumbrances
Schedule 6.6	Undisclosed Liabilities

v

Schedule 8.1	Conduct of Business
Schedule 8.3	Replacement Bonds, Letters of Credit and Guarantees
Schedule 10.6	Form of Insurance Certificate
Schedule 16.19	Special Offshore Interests

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) is executed this thirteenth day of January, 2011, between Anglo-Suisse Offshore Partners, LLC, a Delaware limited liability company (“Seller”), and Energy Partners, Ltd., a Delaware corporation (“Buyer”). For purposes of this Agreement, the term Buyer shall also include any Affiliate of Energy Partners, Ltd. designated by Energy Partners, Ltd. to acquire the Assets or any part thereof.

Recitals:

Seller desires to sell and convey, and Buyer desires to purchase and pay for, the Assets (as hereinafter defined) effective as of the Effective Time (as hereinafter defined).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and elsewhere in this Agreement, for purposes hereof, the following expressions and terms shall have the meanings set forth in this Article I, unless the context otherwise requires:

“2009 Financial Statements” shall have the meaning set forth in Section 6.5.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“AFEs” shall have the meaning set forth in Section 5.13.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Benefit Deductible” shall have the meaning set forth in Section 4.2(j)(ii).

“Aggregate Defect Deductible” shall have the meaning set forth in Section 4.2(j)(i).

“Aggregate Environmental Defect Deductible” shall have the meaning set forth in Section 4.3(k).

“Agreement” shall have the meaning set forth in the first paragraph herein.

“Allocated Value,” with respect to any Asset, shall mean the amount set forth on Schedule 3.8 for such Asset.

“Applicable Contracts” shall mean all Contracts by which the Properties and other Assets are bound or that primarily relate to the Business, Properties or other Assets and (in each case) that will be binding on the Assets or Buyer after the Closing, including, without limitation; farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; crossing agreements; letters of no objection; platform use agreements; production handling agreements; and other similar contracts and agreements, of Seller and primarily related to the Business, Properties or other Assets.

“AS Pipeline” shall mean Anglo-Suisse Offshore Pipeline Partners, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignments” shall mean the Assignments of Record Title to Oil and Gas Lease(s), substantially in the form attached as Exhibit C, the Assignments of Oil and Gas Lease(s) Operating Rights, substantially in the form attached as Exhibit D, the Assignments of Rights of Way, substantially in the form attached as Exhibit E and assignments of Seller’s rights, obligations and interests in all contracts and agreements transferred to Buyer in this transaction, including the operating agreements and other contracts described on Exhibit B, substantially in the form of Exhibit F.

“Assumed Obligations” shall have the meaning set forth in Section 14.1.

“BOEMRE” shall mean the Department of the Interior’s Bureau of Ocean Energy Management, Regulation and Enforcement.

“Break-Up Fee” shall have the meaning set forth in Section 3.2.

“Business” shall mean all of the business conducted by Seller with respect to the Assets.

“Business Day” shall mean each calendar day except Saturdays, Sundays and United States federal holidays.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 14.2.

“Buyer’s Representatives” shall have the meaning set forth in Section 12.1.

“Chevron Agreement” shall mean the Asset Sale Agreement, dated July 27, 2004, between Chevron U.S.A. Inc., a Pennsylvania corporation and Seller.

“Claim” shall have the meaning set forth in Section 14.5(c).

“Claim Notice” shall have the meaning set forth in Section 14.5(c).

“Closing” shall have the meaning set forth in Section 11.1.

“Closing Date” shall have the meaning set forth in Section 11.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Seller and Buyer dated April 15, 2010.

“Contract” shall mean any written contract, agreement, lease, license or other legally binding arrangement of Seller insofar only as same relates or pertains to the Assets, excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or a real or immovable property related to or used in connection with the operations of any Assets.

“Customary Post-Closing Consents” shall mean the consents and approvals for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Defensible Title” shall mean such title of Seller with respect to the Assets that:

(i) with respect to each Well (or the specified zone(s) therein) shown in Exhibit B, entitles Seller as of the Effective Time to receive the Net Revenue Interest shown in Exhibit B for such Well (or the specified zone(s) therein) throughout the duration of the productive life of such Well (or the specified zone(s) therein), except for (A) decreases in connection with those operations in which Seller may be a non-consenting co-owner to the extent identified on Exhibit B, (B) decreases resulting from the establishment or amendment of pools or units, (C) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries (which are covered in Section 3.3), and (D) as otherwise stated in Exhibit B;

(ii) with respect to each Well (or the specified zone(s) therein) shown in Exhibit B, obligates Seller as of the Effective Time to bear a Working Interest for such Well (or the specified zone(s) therein) not greater than the Working Interest shown in Exhibit B for such Well (or the specified zone(s) therein) without increase throughout the productive life of such Well (or the specified zone(s) therein), except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, (B) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest and (C) as otherwise stated in Exhibit B; and

(iii) is free and clear of all Encumbrances, other than Permitted Encumbrances.

“Dispute Notice” shall have the meaning set forth in Section 3.6(a).

“Effective Time” shall mean 12:00:01 a.m., Central Standard Time, on January 1, 2011.

“Encumbrance” shall mean any lien, security interest, pledge, charge or encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 4.3(j).

“Environmental Assessment” shall have the meaning set forth in Section 4.3(b).

“Environmental Claim Date” shall have the meaning set forth in Section 4.3(e).

“Environmental Condition” shall mean (a) the presence of any Hazardous Substance existing on the date of this Agreement with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or Seller with respect to an Asset) not to be in material compliance with any Environmental Law or (b) the existence as of the date of this Agreement with respect to the Assets or their operation of any environmental pollution or contamination caused by or related to any Asset for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws. Environmental Condition does not include de minimis conditions that do not present a threat to human health or the environment and that would not be the subject of an enforcement action if brought to the attention of appropriate Governmental Authorities.

“Environmental Defect” shall mean any Environmental Condition in, on or under the Properties, but excluding any plugging and abandonment obligations or environmental issues disclosed on Schedule 5.14 (which shall not constitute Environmental Defects) that is required (or if known, would be required) to be remediated as of the Environmental Claim Date under Environmental Laws.

“Environmental Defect Amount” shall have the meaning set forth in Section 4.3(g).

“Environmental Defect Notice” shall have the meaning set forth in Section 4.3(e).

“Environmental Defect Property” shall mean any Property affected by an Environmental Defect.

“Environmental Laws” shall mean all applicable Laws in effect as of the date of this Agreement relating to the protection of the environment, including, without limitation, those laws relating to the storage, handling, generation, processing, treatment, transportation, disposal or other management of Hazardous Substances.

“Escrow Account” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

“Escrow Agreement” shall mean the escrow agreement of even date herewith in the form attached hereto as Exhibit G.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean Seller’s Assets described on Exhibit A.

“Final Price” shall have the meaning set forth in Section 3.6(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.6(a).

“Financial Statements” shall have the meaning set forth in Section 6.5.

“Fundamental Representations shall mean the representations and warranties of Seller contained in Sections 5.1, 5.2, 5.3, 5.16, 5.20 or Sections 6.1, 6.2 or 6.3.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Geologic Data” shall mean all (i) seismic, geological, geochemical or geophysical data (including cores and other physical samples of materials from wells or tests) belonging to Seller or licensed from Third Parties relating to the Properties that can be transferred without additional consideration to such Third Parties (or including such licensed data in the event Buyer agrees to pay such additional consideration), and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to Seller or licensed from Third Parties that can be transferred without additional consideration to such Third Parties (or including such licensed data in the event Buyer agrees to pay such additional consideration); provided, however, the term “Geologic Data” shall not include any of the foregoing items that are listed on Schedule 2.1(i).

“Governmental Authority” shall mean any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal having or asserting jurisdiction.

“Guaranty” shall have the meaning set forth in Section 8.8.

“Gustav Claim” shall have the meaning set forth on Exhibit A.

“Hazardous Substances” shall mean any substance defined or regulated as a “hazardous substance” or “hazardous waste” under any Environmental Laws.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance” shall mean (i) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled and (ii) any marketing imbalance between the quantity of Hydrocarbons required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning future in-kind and/or cash balancing at the wellhead and production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Indemnification Cap” shall have the meaning set forth in Section 14.5(a).

“Indemnification Deductible” shall have the meaning set forth in Section 14.5(a).

“Indemnified Party” shall have the meaning set forth in Section 14.5(b).

“Indemnifying Party” shall have the meaning set forth in Section 14.5(b).

“Individual Benefit Threshold” shall have the meaning set forth in Section 4.2(j)(ii).

“Individual Defect Threshold” shall have the meaning set forth in Section 4.2(j)(i).

“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 4.3(k).

“Interim Balance Sheets” shall have the meaning set forth in Section 6.5.

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m., Central Standard Time, on the Closing Date.

“JPM” shall have the meaning set forth in Section 9.6.

“Knowledge” shall mean with respect to Seller, information personally known (without investigation) by the individuals listed on Schedule 1.1(a).

“Lands” shall have the meaning set forth in Section 2.1(a).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, or decree of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of AS Pipeline, dated as of July 27, 2004.

“Material Adverse Effect” shall mean a material adverse effect on the ownership, operations or value of the Assets, taken as a whole and as currently operated as of the date of this

Agreement, or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute a Material Adverse Effect: (i) any effect resulting from entering into or taking any actions required by this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Assets are located, the United States or worldwide; (iii) any disruptions of the capital markets, any acts of God, any outbreak of hostilities or war or any acts of terrorism; (iv) any effect resulting from a change in Laws from and after the date of this Agreement; (v) any reclassification or recalculation of reserves; (vi) any changes in the prices of Hydrocarbons or other changes affecting the oil and gas industry generally; (vii) any results of Seller’s drilling activities after the date of this Agreement or declines in well performance in the absence of gross negligence or willful misconduct on the part of Seller; (viii) any effect resulting from actions taken by Buyer or its Affiliates; (ix) any effect resulting from a change in accounting requirements or principles imposed on Seller, the Business or the Assets by GAAP implemented after the date of this Agreement; and (x) any effect resulting from limitations on operations or access to properties due to the blow-out at the Deepwater Horizon on April 20, 2010, the ensuing oil spill in the Gulf of Mexico and government actions relating thereto.

“Material Contracts” shall have the meaning set forth in Section 5.6(a).

“Membership Interests” shall mean all of the issued and outstanding limited liability company membership interests in AS Pipeline.

“Net Revenue Interest,” with respect to any Well, shall mean the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“NORM” shall mean naturally occurring radioactive material.

“NSAI” shall have the meaning set forth in Section 8.9(a).

“NYMEX” shall mean the New York Mercantile Exchange Inc., and shall include any successor thereto.

“NYMEX Strip” shall mean, with respect to the applicable market on the NYMEX, the average of the settlement prices for each 2011 monthly futures contract as of the first Business Day following the Effective Time.

“OPA” shall mean the Oil Pollution Act of 1990, as amended.

“Operating Expenses” shall have the meaning set forth in Section 2.3.

“Outside Date” shall have the meaning set forth in Section 15.1(c).

“P&A Obligations” shall have the meaning set forth in Section 8.5.

“Permitted Encumbrances” shall mean:

(a) lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Exhibit B for such Well (or the specified zone(s) therein) (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest);

(b) preferential rights to purchase set forth on Schedule 5.10 and required Third Party consents to assignments and similar agreements;

(c) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(d) Customary Post-Closing Consents;

(e) conventional rights of reassignment;

(f) such defects of title as Buyer may have waived expressly in writing;

(g) all applicable Laws and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(h) rights of a common owner of any interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through common ownership;

(i) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way and other rights in the Assets for the purpose of pipelines, transportation lines, distribution lines and other like purposes or for the joint or common use of, rights-of-way, facilities and equipment which do not materially impair the value of the Assets or the use of the Assets as currently owned and operated;

(j) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due, or which are being contested in good faith by appropriate proceedings by or on behalf of Seller as identified on Schedule 1.1(b);

(k) liens created under leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due, or that are being contested in good faith by appropriate proceedings by or on behalf of Seller as identified on Schedule 1.1(c);

(l) any encumbrance affecting the Assets which is expressly assumed, bonded or paid by Buyer at or prior to Closing or which is discharged by Seller at or prior to Closing;

(m) any matters referenced on Exhibit B;

(n) the terms and conditions of the Leases and all Material Contracts that do not reduce the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest); and

(o) all other immaterial instruments, obligations, defects and irregularities affecting the Assets (excluding any instruments or obligations burdening the Assets securing indebtedness for borrowed money) that do not reduce the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(g).

“Preference Notices” shall have the meaning set forth in Section 13.3(b).

“Preference Right Assets” shall have the meaning set forth in Section 13.3(d).

“Preference Rights” shall have the meaning set forth in Section 13.3(a).

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

“Property” or “Properties” shall have the meaning set forth in Section 2.1(b).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 2.1(j).

“Required Financial Statements” shall have the meaning set forth in Section 8.9(b)(i).

“Sales Contracts” shall have the meaning set forth in Section 5.18.

“Scheduled Closing Date” shall have the meaning in Section 11.1.

“SEC” shall have the meaning set forth in Section 8.9(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act and the Exchange Act.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 14.3.

“Specified Date” shall have the meaning set forth in Section 3.6(b).

“Third Party” shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

“Throughput Agreement” shall mean the Throughput Agreement in substantially the form set forth on Exhibit H hereto.

“Title Arbitrator” shall mean the meaning set forth in Section 4.2(i).

“Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) above that shown on Exhibit B, without causing a proportionate (or greater) increase in Seller’s Working Interest above that shown in Exhibit B.

“Title Benefit Amount” shall have the meaning set forth in Section 4.2(e).

“Title Benefit Property” shall mean any Property affected by a Title Benefit.

“Title Claim Date” shall have the meaning set forth in Section 4.2(a).

“Title Defect” shall mean any Encumbrance or defect including a discrepancy in Net Revenue Interest or Working Interest that causes a breach of a Seller’s representation and warranty in Section 4.1; provided, however, that the following shall not be considered for any purpose Title Defects:

(i) defects based on a gap in Seller’s chain of title in the BOEMRE’s records as to offshore leases, the state’s records as to state leases, or in the county records as to other leases, unless such gap is affirmatively shown to exist in such records by an abstract of title or title opinion, which documents shall be included in a claim notice delivered on or prior to the Title Claim Date;

(ii) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations is affirmatively shown to exist such that it would give rise to a right to terminate the Lease in question, or the forfeiture of or an obligation to release leasehold acreage, which documents shall be included in a claim notice delivered on or prior to the Title Claim Date;

(iii) defects based on references to lack of information, including lack of information in Seller’s files, the lack of Third Party records, and or the unavailability of information from regulatory agencies, if such information is otherwise in Buyer’s possession or is a matter of public record;

(iv) defects based on references to a document because such document is not in Seller’s files;

(v) defects arising out of lack of corporate or other entity authorization, unless such lack of authorization results in a Third Party’s actual and superior claim of title to the relevant property;

(vi) defects that have been cured by applicable Laws of limitations or prescription;

(vii) defects disclosed to Buyer by Seller prior to the execution of this Agreement; or

(viii) Environmental Defects.

“Title Defect Amount” shall have the meaning set forth in Section 4.2(d).

“Title Defect Notice” shall have the meaning set forth in Section 4.2(a).

“Title Defect Property” shall mean any Property adversely affected by a Title Defect.

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transition Services Agreement” shall have the meaning set forth in Section 8.11.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unaudited Financial Statements” shall have the meaning set forth in Section 6.5.

“Venice Agreement” shall have the meaning set forth in Section 8.13.

“VESC” shall have the meaning set forth in Section 8.13.

“Wells” shall have the meaning set forth in Section 2.1(b).

“Working Interest,” with respect to any Well, shall mean the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

1.2 References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereto,” “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section or provision of this Agreement. References in this Agreement to articles, sections, exhibits or schedules are to such articles, sections, exhibits or schedules of this Agreement unless otherwise specified.

1.3 Articles. This Agreement, for convenience only, has been divided into articles. The rights and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles.

1.4 Number and Gender. Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and assign and Buyer agrees to purchase and pay for, all of the assets owned by Seller and with which it conducts the Business, including but not limited to, all of Seller’s right, title and interest in and to the following (less and except for the Excluded Assets) (collectively, the “Assets”):

(a) the oil and gas leases more particularly described in Exhibit B (collectively, the “Leases”), together with any and all other rights, titles and interests of Seller in and to (i) the leasehold estates created thereby, subject to the terms, conditions, covenants and obligations set forth in the Leases and/or Exhibit B, and (ii) the lands covered by the Leases or included in units with which the Leases may have been pooled or unitized (the “Lands”), including in each case, without limitation, royalty interests, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character;

(b) all oil and gas wells located on the Leases and the Lands or on other leases or lands with which the Leases and/or the Lands may have been pooled or unitized, including those specified on Exhibit B (collectively, the “Wells”) and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time (the Leases, the Lands, and the Wells being collectively referred to hereinafter as the “Properties”);

(c) the Membership Interests;

(d) all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to the Properties and the units created thereby which accrue or are attributable to the interests of Seller in the Properties;

(e) to the extent that they may be assigned, all Applicable Contracts;

(f) to the extent that they may be assigned, all permits, licenses, servitudes, easements and rights-of-way to the extent used in connection with the conduct of the Business or the ownership or operation of the Properties or the Personal Property (as hereinafter defined);

(g) all equipment, machinery, fixtures and other real, moveable and non-moveable personal and mixed property used in the Business or located on the Properties or the other Assets described above as of the Effective Time, including, without limitation, well equipment, casing, rods, tanks, boilers, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, pipelines, gathering systems, processing and separation facilities, platforms, structures, materials and other items used in the operation thereof (“Personal Property”);

(h) all Imbalances relating to the Properties or other Assets;

(i) except as set forth on Schedule 2.1(i) hereto, the Geologic Data;

(j) all of the rights, titles and interests of Seller in and to all of the original (or copies if originals are not available) files, records, information and data, whether written or electronically stored, relating to the Assets (the “Records”), including, without limitation: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, engineering, geological, environmental, production and accounting records and (v) facility, field and well records but excluding any of the foregoing items that are Excluded Assets; and

(k) to the extent transferable, all claims, counterclaims, setoffs or causes of action relating in any manner to the ownership and operation of the Assets prior to the Closing Date, except to the extent: (i) attributable to the Excluded Assets, (ii) attributable to matters disclosed on Schedule 5.5 or (iii) required for Seller to comply with its indemnity obligations in Section 14.2.

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses. Subject to the provisions hereof, until the twelve (12) month anniversary of Closing, Seller shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds including overhead payments received from Third Parties, amounts for the handling, processing and transportation of Hydrocarbons and amounts for platform space for or by Third Parties), and shall remain responsible for all Operating Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds including overhead payments received from Third Parties, amounts for the handling, processing and transportation of Hydrocarbons and amounts for platform space for or by Third Parties) and shall be responsible for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time, and, after the twelve (12) month anniversary of Closing, for the period of time prior to the Effective Time. Until the twelve (12) month anniversary of Closing, all Operating Expenses attributable to the Assets, in each case that are: (i) actually incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or production after the Effective Time shall be paid by or allocated to Buyer. “Operating Expenses” means all operating expenses (including without limiting the foregoing in any respect, rentals, costs of insurance and ad valorem, property, severance, production and similar taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other taxes) and capital expenditures incurred in the ownership and operation of the Assets and, where applicable, in accordance with any relevant operating or unit agreement and overhead costs charged to the Assets under any relevant operating agreement or unit agreement.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Assets shall be $201,500,000 (the “Purchase Price”), subject to adjustment as provided herein, payable in United States currency by wire transfer in same day funds as and when provided in this Agreement.

3.2 Break-Up Fee. Upon execution of this Agreement, Buyer shall deposit into the Escrow Account the sum of $12,000,000.00 (the “Break-Up Fee”). In the event Closing occurs, the Break-Up Fee shall be credited against the Purchase Price at Closing.

(a) If (i) (A) all conditions precedent to the obligations of Buyer set forth in Article IX (other than the condition set forth in Section 9.4) and (B) Buyer has fully complied with the covenants in Section 8.10 and (ii) the transactions contemplated by this Agreement are not consummated on or before the Outside Date (or, if applicable, such other date Buyer and Seller may agree upon in writing pursuant to Section 11.1) due solely to Buyer’s condition in Section 9.4 not being met, then, in such event, Seller shall have the right to terminate this Agreement and shall be entitled to promptly receive the

Break-Up Fee from the Escrow Agent, as its sole and exclusive remedy, free of any claims by Buyer or any other Person.

(b) If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur on or before the Outside Date for any reason other than as set forth in Section 3.2(a), then Buyer shall be entitled to promptly receive the Break-Up Fee from the Escrow Agent, free of any claims by Seller with respect thereto; provided, that Buyer (i) has not negligently or willfully failed to perform or observe any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing or (ii) is not in material breach of its representations and warranties hereunder. Buyer and Seller shall thereupon have the rights and obligations set forth in Section 15.2.

3.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to all Operating Expenses and other costs and expenses paid by Seller that are attributable to the Assets after the Effective Time, including, without limitation, a fixed rate overhead of $450,000 per month;

(ii) the amount of all prepaid expenses attributable to the Assets that are paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with GAAP, attributable to the period after the Effective Time, including without limitation, (A) bond and insurance premiums incurred by or on behalf of Seller during the Interim Period, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, (C) rentals and other lease maintenance payments, (D) ad valorem, property, severance and production taxes and any other taxes (exclusive of income taxes and the Texas franchise tax) based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, and (E) prepayments of Operating Expenses made by or on behalf of Seller to operators of Properties not operated by Seller pursuant to cash calls or otherwise;

(iii) to the extent that Seller is underproduced as of the Effective Time in an aggregate amount greater (or overproduced in a lesser amount) than the net Imbalances for gas set forth in Schedule 3.3, as complete and final settlement of all Imbalances, an amount based on a rate mutually agreeable to Buyer and Seller, or otherwise, the natural gas NYMEX Strip;

(iv) to the extent that Seller is underproduced as of the Effective Time in an aggregate amount greater (or overproduced in a lesser amount) than the net Imbalances for oil set forth in Schedule 3.3, as complete and final settlement of all Imbalances, an amount based on a rate mutually agreeable to Buyer and Seller, or otherwise, the oil NYMEX Strip;

(v) to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the aggregated volumes of Hydrocarbons stored in tanks, pipelines or other storage as of the Effective Time that are attributable to the ownership and operation of the Assets multiplied by the applicable contract price therefor on the Effective Time, or, if no contract price exists, the applicable NYMEX Strip with respect to such Hydrocarbons;

(vi) without duplication of any other amounts set forth in this Section 3.3(a), the amount of all taxes prorated to Buyer but paid by Seller in accordance with Section 16.2;

(vii) all Title Benefit Amounts as determined pursuant to Section 4.2; and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to all proceeds received by Seller attributable to the sale of Hydrocarbons produced from or allocable to the Assets during the Interim Period, net of Third Party expenses (other than Operating Expenses) directly incurred in earning or receiving such proceeds and for which no adjustment pursuant to Section 3.3(a) is made, and any sales, excise or similar taxes in connection therewith not reimbursed to Seller by a Third Party purchaser;

(ii) an amount equal to all other proceeds received by Seller (other than from the sale of Hydrocarbons produced from or allocable to the Assets) to which Buyer is entitled pursuant to Section 2.3;

(iii) an amount equal to all amounts received by Seller as (A) overhead payments from Third Parties, (B) handling, processing and transportation fees, (C) platform rental payments and (D) other payments from Third Parties related to ownership of the Assets, in each case attributable to time periods after the Effective Time;

(iv) an amount determined pursuant to Section 13.3(c) for any Properties and other Assets excluded from the Assets pursuant to such Section;

(v) without duplication of any other amounts set forth in this Section 3.3, the amount of all taxes prorated to Seller but payable by Buyer in accordance with Section 16.2;

(vi) to the extent that Seller is overproduced as of the Effective Time in an aggregate amount greater (or underproduced in a lesser amount) than the net Imbalances for gas as set forth in Schedule 3.3, as complete and final settlement of all such Imbalances, an amount based on a rate mutually agreeable to Buyer and Seller, or otherwise, the natural gas NYMEX Strip;

(vii) to the extent that Seller is overproduced as of the Effective Time in an aggregate amount greater (or underproduced in a lesser amount) than the net Imbalances for oil as set forth in Schedule 3.3, as complete and final settlement of all such Imbalances, an amount based on a rate mutually agreeable to Buyer and Seller, or otherwise, the oil NYMEX Strip;

(viii) all Title Defect Amounts as determined pursuant to Section 4.2 and Environmental Defect Amounts as determined pursuant to Section 4.3; and

(ix) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

Buyer and Seller agree that neither party shall be charged interest on the Break-Up Fee or the Purchase Price. Buyer and Seller agree that any adjustments related to Section 3.3(a)(iii) and (iv) and Section 3.3(b)(vi) and (vii) shall be handled on the Final Settlement Statement and not on the Preliminary Settlement Statement or after the payment of the final adjustment pursuant to Section 3.6. It is intended that adjustments pursuant to such Sections are to be based on the net variance from the amount of underproduction or overproduction shown on Schedule 3.3, as the volumes shown on such schedule are understood to have been accounted for in the Purchase Price. The rate for adjustment for Imbalance variances from the amount shown on Schedule 3.3 is intended to be a reasonable amount (based on such factors as the time period that the Imbalance was accrued, the time period allowed for repayment and the historical or projected price for the product during the time period in question) for those Imbalances discovered and raised by either party within the time frames set forth in Section 3.6.

3.4 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at the Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6.

3.5 Preliminary Settlement Statement. Not less than five (5) Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s account for the wire transfer of funds as set forth in Section 11.3(c). The estimated Adjusted Purchase Price delivered in accordance with this Section 3.5 less the Break-Up Fee shall constitute the dollar amount to be paid by Buyer to Seller at the Closing.

3.6 Final Settlement Statement.

(a) On or before 150 days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (“Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 60 days, after receipt of the Final Settlement Statement, Buyer shall either agree in writing with the Final Settlement Statement or return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the net unpaid amount of the Final Price shall be paid according thereto. For the avoidance of doubt, any payment owing under this Section 3.6 shall not be subject to the Indemnification Deductible or the Indemnification Cap contained in Section 14.5. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing party without interest within ten (10) days of (i) the Final Settlement Statement or (ii) if the Final Price is disputed, resolution of the Final Price, to the owed party.

(b) If Seller fails to prepare the Final Settlement Statement within such 150-day period, it shall pay to Buyer interest at the rate of 8% per annum from the 151st day after the Closing (the “Specified Date”) until preparation of such Final Settlement Statement on the net amount, if any, found to be owing to Buyer as shown on such Final Settlement Statement.

(c) If Buyer fails to either agree with the Final Settlement Statement or return a Dispute Notice within 60 days of its receipt of the Final Settlement Statement, it shall pay to Seller interest at the rate of 8% per annum from the Specified Date on the net amount, if any, found to be owing to Seller as shown on such Final Settlement Statement and shall be deemed to have agreed with the Final Settlement Statement.

3.7 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within 60 days after the delivery of a timely Dispute Notice in accordance with Section 3.6(a), summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to such person as the parties may mutually select (the “Accounting Arbitrator”), together with this Agreement, the Dispute Notice, the Preliminary Settlement Statement, the Final Settlement Statement and any other documentation such party may desire to submit. Within 30 Business Days after receiving the parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall include a written statement as to the basis for such decision and shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction. Seller shall bear one-half and Buyer shall bear one-half of the costs of the Accounting Arbitrator, and each of Seller and Buyer shall bear its own legal fees and other costs in presenting its case.

3.8 Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that the unadjusted Purchase Price shall be allocated among the Assets as set forth in Schedule 3.8 of this Agreement. The “Allocated Value” for any Asset equals the portion of the unadjusted

Purchase Price allocated to such Asset on Schedule 3.8 and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Seller and Buyer agree and stipulate that (i) the Allocated Value shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all applicable tax returns and (ii) neither they nor their Affiliates will take positions inconsistent with the Allocated Value in notices to Governmental Authorities, in audit or other proceedings with respect to taxes, in notices to Preference Right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.

ARTICLE IV

TITLE AND ENVIRONMENTAL MATTERS

4.1 Seller’s Title. For the sole purpose of determining Title Defects, Seller represents and warrants to Buyer that Buyer’s title to the Properties as shown on Exhibit B, as of the Closing Date, is Defensible Title. The representation and warranty in this Section 4.1 shall terminate as of the Title Claim Date and shall have no further force and effect thereafter; provided that there shall be no termination of Buyer’s or Seller’s rights or obligations under Section 3.2 with respect to any bona fide Title Defect or Title Benefit claim properly reported on or before the Title Claim Date. The termination of the representation and warranty in this Section 4.1 shall not in any manner affect or diminish the special warranty of title provided in the Assignments, except to the extent, in order to avoid duplication, that any Title Defect asserted by Buyer pursuant to this Article IV (i) has been cured by Seller as of Closing or (ii) is the subject of a finally resolved Purchase Price adjustment hereunder.

4.2 Notice of Title Defects; Defect Adjustments.

(a) To assert a claim arising out of a breach of Section 4.1, Buyer must deliver a claim notice to Seller (each a “Title Defect Notice”) on or before the date which is fifteen (15) Business Days subsequent to the date hereof (the “Title Claim Date”). Such notice shall be in writing and shall include (i) a description of the alleged Title Defect(s) that is reasonably sufficient for Seller to determine the basis of the alleged Title Defect(s), (ii) the Properties adversely affected by the alleged Title Defect(s), (iii) the Allocated Values of the Properties subject to the alleged Title Defect(s), (iv) all documents upon which Buyer relies for its assertion of the alleged Title Defect(s), including, at a minimum, supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller or its Affiliates) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Buyer reasonably believes the Allocated Values of those Properties are reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based, including any analysis by any title attorney or examiner hired by Buyer. Except in the event of fraud on the part of Seller, Buyer shall be deemed to have waived all breaches of Section 4.1 of which Seller has not been given notice on or before the Title Claim Date; provided that such waiver shall not in any manner affect or diminish Buyer’s rights and remedies with respect to the special warranty of title provided in the Assignments, except to the extent, in order to avoid duplication, that any Title Defect asserted pursuant to this Article IV (i) has been cured by Seller as of Closing or (ii) is the subject of a finally resolved Purchase Price adjustment hereunder. Buyer shall not be entitled to protection under the special warranty of title set forth in the Assignments against any Title Defect for which a Title Defect Notice is furnished pursuant to this Section 4.2(a) or any Title Defect disclosed in writing to Seller by Buyer prior to the Title Claim Date.

(b) Should Buyer discover any Title Benefit on or before the Title Claim Date, Buyer shall as soon as practicable, but in any case by the Title Claim Date, deliver to Seller a notice including (i) a description of the Title Benefit that is reasonably sufficient to determine the basis of the alleged Title Benefit, (ii) the Properties affected by the alleged Title Benefit, (iii) the Allocated Values of the Properties subject to such alleged Title Benefit, (iv) all documents upon which Buyer relies for its assertion of the alleged Title Benefit and (v) the amount by which Buyer reasonably believes the Allocated Value of those Properties is increased by the alleged Title Benefit, and the computations and information upon which Buyer’s belief is based, including any analysis by any title attorney or examiner hired by Buyer. Seller shall have the right, but not the obligation, to deliver to Buyer a similar notice on or before the Title Claim Date with respect to each Title Benefit discovered by Seller. Except in the event of fraud on the part of Buyer, Seller shall be deemed to have waived all Title Benefits of which neither Buyer nor Seller has given notice on or before the Title Claim Date.

(c) Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure or remove on or before the Closing Date any alleged Title Defects for which Seller has received a Title Defect Notice from Buyer prior to the Title Claim Date. If any such Title Defect is not cured by the Closing Date, Seller shall remedy such Title Defect pursuant to Section 4.2(d); provided, however, that if, as of the date five (5) Business Days prior to Closing, Seller and Buyer cannot agree on (i) the proper and adequate cure for any such Title Defect, (ii) the Title Defect Amount or (iii) whether the alleged Title Defect constitutes a Title Defect, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 4.2(i). An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.2(i) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d) In the event that any Title Defect is not waived by Buyer or, subject to Section 4.2(c), cured prior to the Closing, Seller may, at its sole election, and subject to the Individual Defect Threshold and the Aggregate Defect Deductible, elect to (i) make a downward adjustment to the Purchase Price equal to an amount determined (the “Title Defect Amount”) pursuant to Section 4.2(g) as being the value of such Title Defect or (ii) retain the entirety of the defected Property that is adversely affected by such Title Defect, in which event the Purchase Price shall be adjusted downward, by an amount equal to the Allocated Value of such defected Property and such defected Property shall no longer be included within the definition of Assets for any purpose under this Agreement.

(e) With respect to each Property affected by Title Benefits reported under Section 4.2(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such affected Property, as determined pursuant to Section 4.2(h).

(f) Section 4.2(d) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to Seller’s breach of its warranty and representation in Section 4.1. In this regard and notwithstanding anything to the contrary in this Agreement, if a Title Defect under this Article IV results from any matter which could also result in the breach of any representation or warranty of Seller as set forth in this Agreement (other than Article IV), then Buyer shall only be entitled to assert such matter prior to the Title Claim Date as a Title Defect to the extent permitted by this Article IV and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

(g) The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i) if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Property;

(iii) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Well and (B) the Net Revenue Interest or percentage stated on Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the Net Revenue Interest or percentage ownership decrease and the denominator of which is the Net Revenue Interest or percentage ownership stated on Exhibit B; provided that if the Title Defect does not affect the Well throughout its entire productive life, then the Title Defect Amount determined under this Section 4.2(g)(iii) shall be reduced to take into account the applicable time period only;

(iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of the Lease or Well affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Lease or Well, the values placed on the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation;

(v) notwithstanding anything to the contrary in this Article IV, the aggregate Title Defect Amounts attributable to the effects of all Title Defects on any given Lease or Well shall not exceed the Allocated Value of such Lease or Well;

(vi) if a Title Defect is reasonably susceptible of being cured, then the Title Defect Amount determined under subsections (iii) or (iv) above shall not be greater than the amount that can reasonably be shown to be the reasonable cost and expense of curing such Title Defect; and

(vii) the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder, or for which Buyer otherwise receives credit in the calculation of the Adjusted Purchase Price.

(h) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit B; provided that if the Title Benefit does not pertain to the Lease or Well throughout its entire productive life, then the Title Benefit Amount determined under this Section 4.2(h) shall be reduced to take into account the applicable time period only.

(i) Seller and Buyer shall attempt to agree on all Title Defects and Title Defect Amounts and Title Benefits and Title Benefit Amounts by five (5) Business Days prior to the Closing Date. If Seller and Buyer are unable to agree by that date, Seller’s estimate shall be used to determine the Adjusted Purchase Price to be paid at Closing, and the Title Defect and Title Defect Amounts, Title Benefit and Title Benefit Amounts in dispute, and only such disputes, shall be exclusively and finally resolved by arbitration pursuant to this Section 4.2(i). During the 10-day period following the Closing Date, Buyer and Seller shall submit any Title Defects and Title Defect Amounts and any Title Benefits and Title Benefit Amounts in dispute to a title attorney with at least 15 years of experience in oil and gas titles in the State of Texas as selected by mutual agreement of Buyer and Seller, or absent such agreement during the 10-day period, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding upon the parties hereto, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 4.2(g) and Section 4.2(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested Third Parties, including title attorneys from other states and petroleum engineers, to advise the Title Arbitrator, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for any party hereto or its Affiliates during the five (5) year period preceding the arbitration nor have any financial interest in the dispute. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect and Title Defect Amounts, Title Benefit and Title Benefit Amounts submitted by Buyer or Seller and may not award damages, interest or penalties with respect to any matter. Seller, on the one hand, and Buyer, on the other, each shall bear its own legal fees and other costs of presenting its case. Buyer shall bear one-half of the costs and expenses of the Title Arbitrator, and Seller shall be responsible for the remaining one-half of such costs and expenses.

(j) Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Purchase Price or other remedies available in respect of Title Defects or Title Benefits, as applicable:

(i) With respect to Title Defects, (A) for any Title Defect Amount with respect to an individual Title Defect Property, if such amount does not exceed $50,000 (each, an “Individual Defect Threshold”); and (B) unless the amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the Individual Defect Threshold), in the aggregate (excluding any Title Defect Amounts with respect to Title Defects cured by Seller in accordance with this Article IV) exceeds three quarters of one percent (0.75%) of the Purchase Price (adjusted for any Preference Rights Assets, in an amount equal to the Allocated Value of such Preference Rights Assets less any purchase price adjustments agreed to between Seller and Third Party with respect to the sale of such Preference Rights Assets, excluded from this transaction pursuant to Section 13.3(c)) (the “Aggregate Defect Deductible”), after which point, subject to the Individual Defect Threshold, Buyer shall be entitled to adjustments to the Purchase Price or other remedies elected by Seller in accordance with Section 4.2(d) only with respect to Title Defect Amounts in excess of such Aggregate Defect Deductible and only to the extent that Title Defect Amounts exceed the Aggregate Defect Deductible.

(ii) With respect to Title Benefits, (A) for any Title Benefit Amount with respect to an individual Title Benefit Property, if such amount does not exceed $50,000 (each, an “Individual Benefit Threshold”); and (B) unless the aggregate amount of all such Title Benefit Amounts (provided that each such Title Benefit Amount exceeds the Individual Benefit Threshold), in the aggregate exceeds three quarters of one percent (0.75%) of the Purchase Price (adjusted for any Preference Rights Assets, in an amount equal to the Allocated Value of such Preference Rights Assets less any purchase price adjustments agreed to between Seller and Third Party with respect to the sale of such Preference Rights Assets, excluded from this transaction pursuant to Section 13.3(c)) (the “Aggregate Benefit Deductible”), after which point, subject to the Individual Benefit Threshold, Seller shall be entitled to adjustments to the Purchase Price only with respect to Title Benefit Amounts in excess of such Aggregate Benefit Deductible and only to the extent that Title Benefit Amounts exceed the Aggregate Benefit Deductible.

4.3 Environmental Matters.

(a) Seller shall provide Buyer, at Buyer’s sole cost, risk and expense, with access during the regular business hours of Seller to all material information in Seller’s possession or control pertaining to the environmental condition of the Properties, including any environmental reports, permits, Records and assessments, and shall use commercially reasonable efforts to make available to Buyer those personnel and representatives of Seller who would reasonably be expected to have material knowledge or material information regarding the environmental status or condition of the Properties, but only to the extent that Seller may do so without violating any obligations to any Third Party and to the extent that Seller has the authority to grant such access without breaching any restriction binding on it.

(b) Buyer may, or may engage a qualified environmental contractor to, conduct a non-invasive on-site inspection, environmental assessment, and compliance audit of the Properties (an “Environmental Assessment”) at Buyer’s sole risk, liability, and expense; provided that: (i) Buyer shall provide Seller with prior written notice of any activities with respect to any such Environmental Assessment, and shall provide Seller the opportunity to participate in all such activities; (ii) any contractor engaged to perform all or any portion of such Environmental Assessment shall execute and deliver to Seller a confidentiality agreement in a form reasonably acceptable to Seller; (iii) Buyer shall not conduct, authorize, or permit any test drilling, sampling, or other on-site activities without prior written notice to Seller and the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; (iv) if requested by Seller, Buyer shall provide to Seller promptly (and in any event, within three (3) Business Days) after receipt, at no cost to Seller, all draft and final reports, results, data, analyses of site visits, remediation cost estimates, and any other portion of such Environmental Assessment, all of which shall be subject to the confidentiality provisions in the Confidentiality Agreement and any applicable privacy Laws regarding personal information; and (v) Buyer agrees to abide by Seller’s, and any Third Party operator’s, safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Assets. Notwithstanding this Section 4.3(b), Buyer shall not be entitled to conduct a Phase II Environmental Site Assessment. Buyer shall obtain, and during the period of such inspection or testing of the Properties shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, property damage liability coverage and personal injury liability coverage, with Seller and its managing agent, if any, as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for bodily injury and death of not less than Five Million Dollars ($5,000,000) for any one occurrence and not less than Five Million Dollars ($5,000,000) for property damage liability for any one occurrence, and shall provide for 30 days’ prior notice to Seller in event of cancellation or modification of policy or reduction in coverage. Buyer shall maintain any insurance policies obtained pursuant to this Section 4.3(b) for 3 years following Buyer’s due diligence investigation. Prior to making any entry upon the Properties, Buyer shall furnish to Seller a certificate of insurance evidencing the foregoing coverages.

(c) Buyer shall coordinate its access rights to the Assets granted under this Section 4.3 with Seller to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer shall provide Seller with at least seventy-two (72) hours’ written notice before the Assets are accessed pursuant to this Section 4.3, along with a description of the activities Buyer intends to undertake.

(d) In connection with the rights of access, examination and inspection granted to Buyer under this Section 4.3, (i) BUYER WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLER INDEMNIFIED PARTIES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii)

BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OF THE SELLER INDEMNIFIED PARTIES AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS, LIABILITIES, ACTIONS, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLER INDEMNIFIED PARTY’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT, ENVIRONMENTAL ASSESSMENT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY ANY SELLER INDEMNIFIED PARTY OR THIRD PARTY OPERATORS.

(e) To assert an Environmental Defect, Buyer must deliver a claim notice to Seller (each an “Environmental Defect Notice”) on or before the date which is fifteen (15) Business Days subsequent to the date hereof (the “Environmental Claim Date”). Such notice shall be in writing and shall include (i) a description of the alleged Environmental Defect(s) that is reasonably sufficient for Seller to determine the basis of the alleged Environmental Defect(s), (ii) the Properties adversely affected by the alleged Environmental Defect(s), (iii) the Allocated Values of Properties subject to the alleged Environmental Defect(s), (iv) all documents upon which Buyer relies for its assertion of the alleged Environmental Defect(s), including, at a minimum, supporting documents reasonably necessary for Seller (as well as any environmental attorney or examiner hired by Seller) to verify the existence of the alleged Environmental Defect(s) and (v) the estimated cost to cure or investigate such alleged Environmental Defect(s) and the computations and information upon which Buyer’s belief is based, including any analysis, recommendations or proposals provided by any environmental contractor hired by Buyer. Buyer shall be deemed to have waived all claims for Environmental Defects of which Seller has not been given notice on or before the Environmental Claim Date. For the avoidance of doubt, the waiver in the foregoing sentence shall not apply to, nor in any way diminish Buyer’s rights and remedies with respect to a breach of the representation and warranty in Section 5.14.

(f) Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure or remediate on or before the Closing Date any alleged Environmental Defects for which Seller has received an Environmental Defect Notice from Buyer prior to the Environmental Claim Date. If any such Environmental Defect is not cured by the Closing Date, Seller shall remedy such Environmental Defect; provided, however, that if, as of the date five (5) Business Days prior to Closing, Seller and Buyer cannot agree on (i) the proper and adequate cure for any such Environmental Defect, (ii) the Environmental Defect Amount or (iii) whether the alleged Environmental Defect constitutes an Environmental Defect, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 4.3(j). An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under

Section 4.3(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

(g) In the event that any Environmental Defect is not waived by Buyer or, subject to Section 4.3(f), cured prior to the Closing, Seller shall, at its sole election, and subject to the Individual Environmental Defect Threshold and the Aggregate Environmental Defect Deductible, elect to (i) make a downward adjustment to the Purchase Price equal to an amount determined pursuant to Section 4.3(i) as being the value of such Environmental Defect (the “Environmental Defect Amount”) or (ii) retain the entirety of the defected Property that is adversely affected by such Environmental Defect, in which event, the Purchase Price shall be adjusted downward, by an amount equal to the Allocated Value of such defected Property and such defected Property shall no longer be included within the definition of Assets for any purpose under this Agreement.

(h) Section 4.3(e) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to any Environmental Defects.

(i) The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:

(i) if Buyer and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii) if the Environmental Defect is not agreed upon pursuant to subsection (i) above, the Environmental Defect Amount shall be determined assuming use of (A) all available institutional and engineering controls the use of which do not materially impair use by Buyer of the relevant Property involved for its intended purposes, (B) to the extent risk-based remediation standards are applicable, the least restrictive standard that can be applied which does not materially impair use by Buyer of the relevant Property involved for its intended purposes, and (C) such means and methods as will result in the lowest cost for the required remediation under applicable Environmental Laws, which means and methods do not materially impair use by Buyer of the relevant Property for its intended purposes; and

(iii) the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

(j) Seller and Buyer shall attempt to agree on all Environmental Defects and Environmental Defect Amounts by not later than five (5) Business Days prior to the Closing Date. If Seller and Buyer are unable to agree by that date, Seller’s estimate shall be used to determine the Adjusted Purchase Price to be paid at Closing, and the Environmental Defect Amounts in dispute , and only such disputes, shall be exclusively and finally resolved by arbitration pursuant to this Section 4.3(j). During the 10-day period following the Closing, Buyer and Seller shall submit any Environmental Defects and Environmental Defect Amounts in dispute to an environmental consultant with at least 15 years of experience in oil and gas related environmental matters in the State of Texas as selected by mutual agreement of Buyer and Seller, or absent such agreement during the 10-day period, by the Houston office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Environmental Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the provisions set forth in this Section 4.3 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer more than the remediation amount claimed by Buyer in its applicable Environmental Defect Notice. Additionally, the Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including environmental attorneys from other states and petroleum engineers. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defect Amounts submitted and may not award damages, interest or penalties with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator, and Seller shall be responsible for the remaining one-half of the costs and expenses. To the extent that the award of the Environmental Arbitrator with respect to any remediation amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.3, then within 10 days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his or her award with respect to a remediation amount, and subject to this Section 4.3 and the other terms and provisions hereof, (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer.

(k) Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Purchase Price or other remedies available in respect of Environmental Defects (A) for any Environmental Defect Amount with respect to an individual Environmental Defect Property, if such amount does not exceed $50,000 (each, an “Individual Environmental Defect Threshold”); and (B) unless the amount of all such Environmental Defect Amounts (provided that each such Environmental Defect Amount exceeds the Environmental Defect Threshold), in the aggregate (excluding any Environmental Defect Amounts with respect to Environmental Defects cured by Seller in accordance with this Article IV) exceeds three quarters of one percent (0.75%) of the Purchase Price (adjusted for any Preference Rights Assets, in an amount equal to the Allocated Value of such Preference Rights Assets less any purchase price adjustments agreed to between Seller and Third Party with respect to the sale of such Preference Rights Assets, excluded from this transaction pursuant to Section 13.3(c)) (the “Aggregate Environmental Defect Deductible”), after which point, subject to the

Individual Environmental Defect Threshold, Buyer shall be entitled to adjustments to the Purchase Price or other remedies elected by Seller in accordance with Section 4.3(g) only with respect to Environmental Defect Amounts in excess of such Aggregate Environmental Defect Deductible and only to the extent that Environmental Defect Amounts exceed the Aggregate Environmental Defect Deductible. The Individual Environmental Defect Threshold and the Aggregate Environmental Defect Deductible shall not apply to any Property that is removed from this transaction or not transferred to Buyer pursuant to Section 4.3(g).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following:

5.1 Organization, Existence. Seller is a limited liability company duly formed and validly existing under the laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including, without limitation, its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a limited liability company and is in good standing in all jurisdictions in which such qualification is required by Law.

5.2 Authorization. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 No Conflicts. Subject to the giving of all notices to Third Parties and the receipt of all consents, approvals and waivers from Third Parties in connection with the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational documents of Seller, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which any Seller is a party or by which any Seller or the Assets may be bound or (iii) violate any material Law applicable to Seller or any of the Assets, except that any matters described in clauses (ii) and (iii) above which would not have a Material Adverse Effect.

5.4 Consents. Except (a) for consents set forth in Schedule 5.4, (b) for Customary Post-Closing Consents, (c) for consents under Contracts that are terminable upon not greater than 90 days’ notice without payment of any fee or are otherwise material and (d) compliance with any applicable requirements of the BOEMRE, there are no other consents required in connection with the transfer of the Assets or the consummation of the transactions contemplated by this Agreement.

5.5 Litigation. Except as set forth in Schedule 5.5, there is no suit, action, investigation or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Seller’s Knowledge, threatened (i) against any of the Assets or (ii) against Seller in connection with its ownership, use or operation of any of the Assets.

5.6 Material Contracts.

(a) Schedule 5.6 sets forth all Applicable Contracts to which Seller or AS Pipeline is a party that are material to the Assets (collectively, the “Material Contracts”).

(b) Except as set forth on Schedule 5.6, (i) there exist no material defaults under the Material Contracts by Seller or, to Seller’s Knowledge, by any other Person that is a party thereto, (ii) no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party thereto and no other party to any Material Contract has given Seller or, to Seller’s Knowledge, threatened to give Seller notice of any material default or action to alter, terminate or rescind or procure a judicial reformation of any Material Contract, (iii) Seller has paid its share of all costs due and payable by it under any Material Contract, except those being contested in good faith (as described on Schedule 5.6), (iv) no Person has any call upon or option to purchase production from or attributable to Seller’s interest in the Properties, or any right to acquire any other material Properties or interests therein from Seller (other than Buyer pursuant to this Agreement), (v) there are no areas of mutual interest or similar agreements that will be binding on Buyer by virtue of its ownership of the Properties after the Closing, (vi) the Properties are not subject to any hedge contracts, futures contracts, swap contracts, options contracts or similar derivative contracts, (vii) none of the Leases or other Contracts require the drilling of any wells within one (1) year of the Effective Time to preserve or earn any interests in and to the Properties, and (viii) Seller is not subject to any obligation to guaranty or act as surety for any obligation of another Person or to indemnify or insure another Person against loss or Third Party claim, which obligation will be binding on Buyer by virtue of its ownership of the Properties after the Closing.

(c) Each Material Contract is a valid and binding obligation of Seller and is in full force and effect in accordance with its terms, except with respect to provisions in such Material Contract the failure of which would not reasonably be expected to prevent the continued realization of the material economic benefits of the ownership and operation of the Assets.

(d) To Seller’s Knowledge, each Material Contract is in full force and effect in accordance with its terms.

(e) Seller has made available to Buyer copies of each Material Contract and all amendments thereto.

(f) Except as set forth on Schedule 5.6, there are no Material Contracts between Seller and any Affiliate of Seller which will survive Closing.

5.7 No Violation of Laws. Except as set forth on Schedule 5.7, neither Seller nor AS Pipeline is currently in material violation of any applicable Laws with respect to the ownership or operation of the Assets, which violation would reasonably be expected to prevent the continued realization of the material economic benefits of the ownership and operation of the Assets. To Seller’s Knowledge, no event has occurred or circumstance exists which, after notice or lapse of time or both, would reasonably be likely to (i) constitute noncompliance in any material respect by Seller or (ii) give rise to any future material liability of Seller, including, without limitation, any material fines, penalties or assessments from any Governmental Authority, with respect to any Law heretofore or currently in effect. This Section 5.7 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 5.14.

5.8 Insurance. Seller has made available to Buyer a list of, and true and complete copies of, its insurance policies and fidelity bonds relating to the Assets.

5.9 Wells. Schedule 5.9 sets forth the status as of October 1, 2010 of each of the Wells included in the Assets. To Seller’s Knowledge, the mechanical condition of such Wells does not deviate materially from the well bore schematics made available to Buyer in the virtual data room. Except as reflected on Schedule 5.9, Seller has not received from any Governmental Authority or other Third Parties (i) written notice of demand to plug any Well or (ii) written notice alleging that any Well has not been properly plugged and/or temporarily abandoned in accordance with applicable Law. Other than as set forth on Exhibit B, to Seller’s Knowledge, there are no unplugged wells on any of the Lands or any wells on such lands not properly plugged and abandoned in accordance with applicable Law.

5.10 Preferential Rights. Except as set forth in Schedule 5.10, there are no preferential rights to purchase that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby. If consummated, the transactions described in this Agreement shall result in Seller selling a majority of its assets.

5.11 Royalties, Etc. Seller has timely and properly paid all royalties, overriding royalties, delay rentals and other burdens on production due by Seller with respect to the Properties, or if not paid, is contesting such royalties and other burdens in good faith (in which event such dispute is as described on Schedule 5.11).

5.12 Personal Property. To Seller’s Knowledge, except as set forth in Schedule 5.12(a), taken as a whole, all Personal Property constituting a part of the Assets and needed for operations of the Assets in the normal course of business, including, without limitation, all Personal Property, pipelines or facilities owned by AS Pipeline, is in a state of repair so as to be adequate for normal operations, ordinary wear and tear excepted. Schedule 5.12(b) sets forth descriptions of all of the platforms, pipelines, facilities, equipment and other Personal Property constituting a part of the Assets to be sold to Buyer hereunder. Schedule 5.12(c) sets forth all of the Personal Property (including automation equipment and telemetry equipment) used, or held for use by Seller with respect to the Assets that is not being transferred to Buyer hereunder.

5.13 Current Commitments. Schedule 5.13 sets forth, as of the date of this Agreement, all authorities for expenditures (“AFEs”) relating to the Properties to drill or rework Wells or for other capital expenditures pursuant to any of the Material Contracts or any applicable joint or unit operating agreement for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

5.14 Environmental.

(a) Except as set forth in Schedule 5.14, neither Seller nor AS Pipeline has received written notice from any Person of, and to Seller’s Knowledge there has not been, any release, disposal, event, condition, circumstance, activity, practice or incident concerning the Assets that (i) materially violates in any Environmental Law, (ii) materially interferes with or prevents compliance by Seller with any Environmental Law, (iii) gives rise to or results in any material liability of Seller to any Person under any Environmental Law, or (iv) which requires remediation under applicable Environmental Laws but which has not been remediated.

(b) To Seller’s Knowledge, all material reports, studies and written notices from environmental Governmental Authorities specifically addressing environmental matters related to Seller’s ownership or operation of the Properties or to AS Pipelines assets or operations, which are in Seller’s or AS Pipeline’s possession, have been made available to Buyer, pursuant to Section 4.3(a).

5.15 Production Taxes. Except as disclosed in Schedule 5.15, during the period of Seller’s ownership of the Assets, all ad valorem, property, production, severance and similar taxes and assessments (including penalties and interest) based on or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable before the Effective Time are being properly paid, other than taxes which are being contested in good faith (which are described on Schedule 5.15).

5.16 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

5.17 Accuracy of Data. To Seller’s Knowledge, (i) all documents furnished to Buyer by Seller, including, without limitation, all maps, reports and analyses are true and correct copies of documents contained in Seller’s files, and (ii) all lease operating statements for the period from January 2007 to July 2010 furnished by Seller to Buyer in the data room are true and correct in all material respects. The representations and warranties contained in this Section 5.17 shall not be construed to be representations or warranties with respect to the accuracy of any estimates, forecasts or conclusions contained in any document, any such representations or warranties being expressly disclaimed.

5.18 Sales Contracts. With respect to any agreement or contract for the sale of Hydrocarbons affecting or relating to the Assets (the “Sales Contracts”):

(a) Advance Payments. Except for imbalances or as shown on Schedule 5.18, Seller is not obligated by virtue of (i) any prepayment arrangement, (ii) a “take-or-pay” or similar provision, (iii) a production payment, or (iv) any other arrangement to deliver Hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment therefor.

(b) Carried Payments. Payments for Hydrocarbons sold pursuant to each of the Sales Contracts are current (subject to adjustment in accordance with the Sales Contracts) and to the best of Seller’s Knowledge in accordance with the prices set forth in the Sales Contracts.

(c) Terminable Sales Contracts. Except as set forth on Schedule 5.18, no Sales Contract has a term in excess of 90 days, or is not terminable upon notice of 90 days or less.

(d) Pay Status. Seller’s entire interest in each producing Well, as applicable, is in paying status and has not been suspended by the purchaser or any other remitter of proceeds of production.

5.19 Suspense Funds/Third Party Funds. Except as set forth in Schedule 5.19, Seller holds no Third Party funds (i) in suspense with respect to production of Hydrocarbons from any of the Properties, or (ii) advanced pursuant to cash calls, or otherwise prepaid with respect to operations to be conducted upon, or otherwise arising out of or related to the Properties.

5.20 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or AS Pipeline.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING AS PIPELINE

Seller represents and warrants to Buyer the following:

6.1 Organization, Existence. AS Pipeline is a limited liability company duly formed and validly existing under the laws of the State of Delaware. AS Pipeline has all requisite power and authority to own and operate its property and to carry on its business as now conducted. AS Pipeline is duly licensed or qualified to do business as a limited liability company and is in good standing in all jurisdictions in which such qualification is required by Law.

6.2 Capitalization. The Membership Interests represent all of the issued and outstanding limited liability company membership interests in AS Pipeline. The Membership Interests are validly issued, fully paid and nonassessable. As of the Closing Date, except for the Membership Interests, there are no limited liability company membership interests or other equity interests in AS Pipeline issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating AS Pipeline to issue, transfer or sell any limited liability company membership interests or any other equity interests, or any agreements, arrangements or understandings granting any Person any rights in AS Pipeline similar to limited liability company membership interests or other equity interests.

6.3 Equity Interests. Seller has good and valid title to the Membership Interests, free and clear of all Encumbrances, except for those created by applicable Laws or those contained in the LLC Agreement, and except as set forth in Schedule 6.3, which Encumbrances will be released prior to Closing. There are no (i) voting trusts, agreements, proxies or other understandings in effect with respect to the voting or transfer of any of such Membership Interests or (ii) judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by court, administrative agency, arbitral body or Governmental Authority) against Seller with respect to the Membership Interests. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good, valid and indefeasible title to the Membership Interests, free and clear of all Encumbrances.

6.4 Taxes.

(a) Filing of Tax Returns and Payment of Taxes. AS Pipeline has timely filed all material tax returns required to be filed by it and has paid all taxes shown as due thereon.

(b) Extensions to Statute of Limitations for Tax Assessments. AS Pipeline has not waived any applicable statute of limitations in respect to taxes or agreed to any extension of time with respect to a material tax assessment or deficiency.

(c) No Tax Dispute Liens. There is no material dispute or claim concerning any tax liability of AS Pipeline.

(d) Tax Classification. AS Pipeline is a disregarded entity for federal income tax purposes.

6.5 Financial Statements. Seller has delivered to Buyer true and complete copies of (i) the unaudited balance sheet of AS Pipeline as of December 31, 2009, and the related statements of operations, changes in members’ equity and cash flows for the period from January 1, 2009 through December 31, 2009 (collectively, the “2009 Financial Statements”) and (ii) unaudited consolidated balance sheets of AS Pipeline for first, second and third quarter 2010 (the “Interim Balance Sheets”) and the related statements of operations for the nine month period then ended (collectively, the “Unaudited Financial Statements” and, together with the 2009 Financial Statements, the “Financial Statements”). The Financial Statements have been (a) prepared in accordance with generally accepted accounting principles (except for, with respect to the Unaudited Financial Statements, normal year-end adjustments and the absence of footnote disclosure) and fairly present the financial position and results of operations of AS Pipeline at the respective dates thereof and for the periods indicated and (b) prepared from the books and records of AS Pipeline.

6.6 No Undisclosed Liabilities. Except as set forth on Schedule 6.6, since the date of the Interim Balance Sheets, AS Pipeline has not incurred indebtedness or other obligation or liability of a character to be reflected or reserved on the Financial Statements, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued or liquidated or unliquidated, other than (a) liabilities reflected or reserved against on the Interim Balance Sheets, (b) liabilities incurred or accrued in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet or (c) liabilities incurred in connection with an asserted Title Defect or an Environmental Defect.

ARTICLE VII

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller the following:

7.1 Organization; Existence. Buyer is duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a corporation in all jurisdictions in which such qualification is required by Law.

7.2 Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary limited liability company, corporate or partnership action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

7.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach of any provisions of the certificate of incorporation, by-laws or other governing documents of Buyer nor will it violate any Law applicable to Buyer or any of its property.

7.4 Consents. Except for Customary Post-Closing Consents, there are no consents or other restrictions on assignment that Buyer is obligated to obtain or furnish, including, but not limited to, requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

7.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer.

7.6 Litigation. There is no suit, action, investigation or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Buyer’s knowledge, threatened against Buyer, or to which Buyer is a party, which individually or in the aggregate would adversely affect the ability of Buyer to consummate the transactions contemplated in this Agreement.

7.7 Financing. Buyer shall have as of the Closing Date, sufficient funds on hand with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

7.8 Regulatory. Buyer is, and after Closing shall continue to be, qualified to own the federal oil, gas and mineral leases in the BOEMRE Gulf of Mexico Outer Continental Shelf Region, including meeting Buyer’s existing or increased bonding or any other bonding and financial requirements of the BOEMRE or other governmental agencies. The consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or to exceed any acreage limitation imposed by any Law, statute, rule or regulation. To the extent required by any applicable Laws and except to the extent, if any, that Buyer will, as of Closing, be covered by the bonds of Third Party operators of the applicable Assets, Buyer will have as of Closing, and will thereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership of such leases, and has filed any and all required reports necessary for such ownership with all Governmental Authorities having jurisdiction over such ownership, including but not limited to adequate financial assurance in accordance with OPA.

7.9 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition and state of repair of and contractual arrangements and other matters affecting the Assets.

7.10 Brokers’ Fees. Neither Buyer nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

7.11 NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and Hazardous Substances from the Assets.

7.12 SEC Compliance. Buyer is acquiring the Assets for its own account for use in its trade or business and not with the present intention of making a distribution of the Assets within the meaning of the Securities Act of 1933, as amended, and applicable state securities Laws.

ARTICLE VIII

COVENANTS

8.1 Conduct of Business. Except as set forth in Schedule 8.1, Seller agrees that from and after the date hereof until Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), it will:

(a) use customary commercially reasonable efforts to operate, where Seller is the operator, or to cause the operators thereof to operate, where Seller is not the operator, the Assets in the usual, regular and ordinary manner consistent with past practice;

(b) maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(c) maintain insurance relating to the Assets of the types and amounts consistent with Seller’s past practices;

(d) not approve any authorization for expenditure in excess of $750,000 net to the interest of Seller, relating to the Assets;

(e) not transfer, sell, farm-out, mortgage, pledge or dispose of all or any portion of the Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(f) not elect to non-consent, or not fail to timely elect to participate in and thus be deemed to have elected to non-consent, to any proposed well or other operation on or relating to the Assets without first consulting with Buyer, and Buyer’s preference with respect to any such proposed well or other operation shall be considered in good faith by Seller; provided, that any election to non-consent, or failure to timely elect to participate in and thus be deemed to have elected to non-consent, to any proposed well or other operation on or relating to the Assets arising due to Buyer not providing consent pursuant to this Section 8.1 shall not be deemed a breach of this Section 8.1; and

(g) pay, from the date hereof until the Closing, all expenses incurred with respect to the Assets as they become due, consistent with Seller’s past practices, and shall use commercially reasonable efforts to not allow any Encumbrance to attach to any Asset, except for Permitted Encumbrances.

Buyer acknowledges that Seller owns undivided interests in certain of the Properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interests owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 8.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 8.1.

8.2 Employee Matters. There shall be no employees at AS Pipeline at Closing.

8.3 Bonds, Letters of Credit and Guarantees. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or Third Parties and relating to the Assets are transferable to Buyer. Except to the extent that Buyer will, as of Closing, be covered by the bonds of the operators of the applicable Assets, then on or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, including the replacements identified on Schedule 8.3.

8.4 Cooperation with Seller. Buyer agrees to use reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of the litigation and claims (including insurance claims), including, without limitation, the Gustav Claim, that are not assumed by Buyer pursuant to Section 14.1 and with respect to future audits. Buyer agrees to use commercially reasonable efforts to make available Buyer’s employees engaged in, or having information about, the ownership and operation of the Assets, for the purposes of providing testimony, depositions, information and other related activities relating to such litigation, claims and audits.

8.5 Plugging, Abandonment, Decommissioning and Other Costs. In addition to its other obligations under this Agreement, Buyer shall comply with all Laws, Leases, Applicable Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (i) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Assets, (ii) the dismantling or decommissioning and removal of any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise, pursuant to the Leases or Applicable Contracts and (iii) the clean up, restoration and/or remediation of the property covered by the Leases or related to the Assets (collectively, the “P&A Obligations”).

8.6 Record Retention. Buyer, for a period of seven years following Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense and upon reasonable notice, and (iii) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 14.2 of this Agreement for review and copying at Seller’s expense. If Buyer shall desire to dispose of or transfer any such Records or other materials upon or after the expiration of such seven-year period, Buyer shall, prior to any disposition, give Seller notice and a reasonable opportunity at Seller’s expense to segregate and remove or copy such Records or other materials as Seller may select.

8.7 Operatorship. As soon as practicable following the Closing (but in any event no later than five Business Days after Closing), Buyer shall (i) file all appropriate forms, declarations or bonds with Governmental Authorities as may be required to change the record operator of any Assets where Seller is the designated record operator and (ii) take all actions necessary to qualify as a successor operator to Seller under any applicable joint operating agreement (subject to the terms of that operating agreement) and to provide appropriate evidence of financial responsibility as required by the OPA. Seller makes no representations or warranties to Buyer as to the transferability of operatorship of any Properties which Seller currently operates, but Seller agrees to cooperate with Buyer as reasonably requested and use commercially reasonable efforts to assist Buyer in its efforts to become successor operator to Seller under any applicable joint operating agreement.

8.8 ArcLight Guaranty. To provide security for Seller’s post-Closing obligations under Section 14.2, at Closing, ArcLight Energy Partners Fund II, L.P. will deliver a guaranty (the “Guaranty”) in the form attached as Exhibit I which will guarantee Seller’s obligations arising under Section 14.2 for a period of twelve (12) months following the Closing, and for such time thereafter as may be required to support Seller’s indemnity obligations in respect of claims timely submitted by Buyer prior to expiration of such twelve (12) month period, subject to the limitations set forth in Section 14.5(a) and other limitations as set forth in the Guaranty.

8.9 Delivery of Financial Documents.

(a) Reserve Reports. Seller acknowledges that Buyer has been working with Netherland Sewell and Associates, Inc. (“NSAI”) in connection with the preparation for Buyer by NSAI of a reserve and estimated present value determination with respect to the Assets as of December 31, 2010 of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in (i) offering memoranda pursuant to 144A promulgated under the Securities Act, (ii) registration statements under the Securities Act and (iii) reports required to be filed under the Exchange Act, in each case with such disclosures as are required by the Securities and Exchange Commission (the “SEC”), and to the extent applicable or required, accompanied by the consent of NSAI to references to their firm and their report with respect to the Assets in any such document referred to in clauses (i) – (iii) of this paragraph. Seller does not object to, and will cooperate with, the preparation of such reserve report. Buyer shall bear all reasonable out-of-pocket costs of the preparation of such reserve report.

(b) Financial Statements.

(i) (A) On or before January 17, 2011, Seller shall deliver to Buyer (1) audited statements of revenue and direct operating expenses relating to the Assets for each of the years in the three year period ended December 31, 2007, 2008 and 2009, together with the report of UHY LLP, independent public accountants thereon, and (2) unaudited statements of revenue and direct operating expenses relating to the Assets for each of the nine month periods ended September 30, 2009 and 2010, and (B) on or before March 1, 2011, Seller shall deliver to Buyer audited statements of revenue and direct operating expenses relating to the Assets for the one year period ended December 31, 2010, together with the report of UHY LLP, independent public accountants thereon (collectively, the “Required Financial Statements”), in each case of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in (x) offering memoranda pursuant to 144A promulgated under the Securities Act, (y) registration statements under the Securities Act and (z) reports required to be filed under the Exchange Act.

(ii) The Required Financial Statements to be provided pursuant to Section 8.9(b)(i) above shall (A) fairly present the financial position of the Assets, (B) be prepared in conformity with GAAP, (C) shall include notes and supplemental disclosures (including with respect to reserves) required by (1) Section 1201 of the SEC’s Regulation S-K and (2) the Financial Accounting Standards Board’s standard entitled “Extractive Activities – Oil & Gas” and (D) be accompanied by the unqualified opinion of UHY LLP to the effect that such financial statements comply with clauses (A) and (B) of this Section 8.9(b)(ii).

(iii) To the extent requested by Buyer, Seller shall provide to Buyer as promptly as commercially reasonably practicable any additional financial statements, schedules or information (including without limitation, accountants’ consent letters and access to the work papers of UHY LLP related to the Required Financial Statements, but subject to such firm’s policies and procedures relating to such work papers) relating to the Assets that are required to be included in any registration statement to be filed by Buyer under the Securities Act and any additional financial or operating data relating to any of the financial statements, schedules or information referred to in this Section 8.9 or relating to any of the Assets.

(iv) Buyer shall bear all reasonable out-of-pocket costs of the preparation of any of the financial statements and data referred to in this Section 8.9(b) that are requested by Buyer, but only to the extent such costs are incremental to the costs that would otherwise have been incurred by Buyer as part of its customary preparation of financial statements and reports.

(c) Comfort Letters. Seller shall use commercially reasonable efforts to cause to be delivered to Buyer and the initial purchasers or underwriters participating in any offering pursuant to 144A promulgated under the Securities Act, or any other offering the purpose of which is to finance the acquisition of the Assets, a comfort letter from UHY LLP in a form customary for each such offering (i) at the time the purchase or underwriting agreement relating to such offering is executed by Buyer and the initial purchasers or underwriters and (ii) on the closing date of such offering. Buyer shall bear all reasonable out-of-pocket costs of the preparation of each comfort letter.

(d) Indemnification. Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective employees, agents, consultants, representatives, accountants, attorneys, advisors and owners from and against any and all damages suffered or incurred by them arising from any claims by Third Parties or Governmental

Authorities against them in connection with any action taken by them at the request of Buyer pursuant to this Section 8.9 or in connection with the arrangement of Buyer’s senior notes offering and any filing made pursuant to the Securities Laws or other disclosures in connection with Buyer’s senior notes offering.

8.10 Buyer’s Senior Notes Offering Obligation. Buyer shall use all commercially reasonable efforts to satisfy the condition to Closing set forth in Section 9.4, provided that Seller is not in material breach of its obligations under Section 8.9 and has provided the Required Financial Statements to Buyer in accordance with Seller’s covenants and agreements in Section 8.9.

8.11 Transition Services Agreement. Buyer and Seller shall enter into the transition services agreement (“Transition Services Agreement”) in substantially the form set forth on Exhibit J on or prior to Closing.

8.12 Throughput Agreement. Buyer and Seller shall enter into the Throughput Agreement on or prior to Closing.

8.13 Gas Processing Agreement Venice Gas Processing Plant. Seller shall assist Buyer in efforts to bifurcate the Gas Processing Agreement Venice Gas Processing Plant, effective as of July 1, 2004 (“Venice Agreement”), between Venice Energy Services Company, L.L.C. (“VESC”) and the Company such that, effective at the Closing Date, there shall be one gas processing agreement between VESC and Buyer with respect to certain of the Assets and one gas processing agreement between VESC and Seller with respect to certain of the Excluded Assets, in each case, on the same terms and conditions as set forth in the Venice Agreement.

ARTICLE IX

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

9.1 Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, except such representations and warranties that are qualified by materiality, including qualifications relating to Material Adverse Effect, which shall be true and correct in all respects.

9.2 Performance. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date except, in the case of breaches of Section 8.1, for such breaches, if any, as would not, individually or in the aggregate, have a Material Adverse Effect.

9.3 No Legal Proceedings. No material suit, action or other proceeding shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with the transactions contemplated by this Agreement.

9.4 Financing. Subject to Section 11.5, Buyer shall have the unrestricted ability to close contemporaneously with the Closing a senior notes offering in connection with financing the transactions contemplated by this Agreement on commercially reasonable terms.

9.5 Defect Amounts. The sum of (i) all Title Defect Amounts for uncured Title Defects properly reported under Section 4.2, less the sum of all Title Benefit Amounts for Title Benefits properly reported under Section 4.2, (ii) all Environmental Defect Amounts for uncured Environmental Defects properly reported under Section 4.3 and (iii) the amount of all casualty or condemnation losses pursuant to Section 13.2 shall be less than 20% of the unadjusted Purchase Price (adjusted for any Preference Rights Assets, in an amount equal to the Allocated Value of such Preference Rights Assets less any purchase price adjustments agreed to between Seller and Third Party with respect to the sale of such Preference Rights Assets, excluded from this transaction pursuant to Section 13.3(c)).

9.6 JPM Volumetric Production Payment. Seller shall have caused J.P. Morgan Ventures Energy Corporation (“JPM”), to reassign to Seller any and all interests in and to the Assets acquired by JPM pursuant to that certain Term Overriding Royalty Interest dated effective January 1, 2007, as recorded at COB 1134, Folio 581, MOB 469, Folio 263, Entry No. 00000418, Plaquemines Parish, and COB 3181, Folio 145, MOB 4313, Folio 553, Entry No. 10703623, Jefferson Parish, Louisiana, as amended.

ARTICLE X

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions precedent:

10.1 Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date.

10.2 Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

10.3 No Legal Proceedings. No material suit, action or other proceeding shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal or seeking substantial damages in connection with the transactions contemplated by this Agreement.

10.4 Reserved.

10.5 Replacement Bonds, Letters of Credit and Guarantees. Buyer shall have obtained, or caused to be obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guaranties to the extent required by Section 8.3.

10.6 Insurance. Buyer shall have furnished Seller with certificates of insurance on forms substantially similar to the form set forth on Schedule 10.6 which list Buyer’s insurance policies relating to the Assets, including (i) insurance which complies with all applicable workers’ compensation and occupational disease laws covering all of Buyer’s employees performing any work or activities as to oil and gas leasehold interests subject to this Agreement, (ii) insurance for all work performed offshore, including insurance to cover claims under the United States Longshoremen’s and Harbor Workers’ Act extended to include the Outer Continental Shelf, (iii) commercial general liability insurance (including contractual liability coverage) and pollution liability insurance, (iv) excess liability insurance (including contractual liability coverage), (v) well control insurance and (vi) such other insurance and proof of financial responsibility as is required under the applicable provisions of OPA or BOEMRE requirements.

10.7 Defect Amounts. The sum of (i) all Title Defect Amounts for uncured Title Defects properly reported under Section 4.2, less the sum of all Title Benefit Amounts for Title Benefits properly reported under Section 4.2, (ii) all Environmental Defect Amounts for uncured Environmental Defects properly reported under Section 4.3, and (iii) the amount of all casualty or condemnation losses pursuant to Section 13.2 shall be less than 20% of the unadjusted Purchase Price (adjusted for any Preference Rights Assets, in an amount equal to the Allocated Value of such Preference Rights Assets less any purchase price adjustments agreed to between Seller and Third Party with respect to the sale of such Preference Rights Assets, excluded from this transaction pursuant to Section 13.3(c)).

ARTICLE XI

CLOSING

11.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before 9:00 a.m., Central Standard Time, on February 14, 2011 (the “Scheduled Closing Date”), or such other date occurring on or before the Outside Date as Buyer and Seller may agree upon in writing. The date of the Closing shall be the “Closing Date.”

11.2 Place of Closing. The Closing shall be held at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, or at such other place as Seller and Buyer may agree to in writing.

11.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute and deliver the Assignments, in sufficient counterparts to facilitate recording in the applicable counties and parishes adjacent to the Assets.

(b) Buyer and Seller shall execute and file all forms (and Buyer shall perform all acts) required by the BOEMRE (and other appropriate governmental agencies) to be filed prior to the Closing Date, if any, to transfer ownership and operatorship of the Assets, where applicable, from Seller to Buyer effective as of the Effective Time.

(c) Buyer shall deliver to Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price, less the amount of the Break-Up Fee.

(d) Buyer and Seller shall cause the Break-Up Fee to be distributed from the Escrow Account to Seller pursuant to the terms of the Escrow Agreement.

(e) Buyer shall deliver to Seller evidence acceptable to Seller that Buyer is qualified to hold title to the Leases with the BOEMRE and to operate (should Buyer’s Affiliate become the operator of the Assets or a portion thereof) the platforms, wells, pipelines and facilities associated therewith, including copies of Buyer’s BOEMRE qualification card and any powers of attorney of those Persons executing documents at Closing on behalf of Buyer.

(f) Buyer shall deliver to Seller evidence satisfactory to Seller that Buyer (or its nominated Affiliated operator, if one is designated by Buyer upon Closing) has obtained all lease, pipeline and operating bonds necessary for it to become operator of record by the BOEMRE with respect to the Leases and oil and gas properties subject hereto.

(g) Buyer shall deliver to Seller a certificate executed by the secretary or any assistant secretary of Buyer, dated as of the Closing Date, (i) attaching, and certifying on behalf of Buyer as correct and complete, copies of (A) the certificate of incorporation (or formation) and bylaws, agreement of limited partnership or other organizational documents of Buyer, each as in effect as of the Closing, (B) the resolutions of the board of directors (or body of similar power and authority) of Buyer or its general partner authorizing the execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby and (C) any required approval by the shareholders, unit holders or partners of Buyer of this Agreement and the transactions contemplated hereby and (ii) certifying the incumbency and true signatures of the officers signing this Agreement and any of the Closing documents on behalf of Buyer.

(h) Seller shall deliver to Buyer a certificate executed by the secretary or any assistant secretary of Seller, dated as of the Closing Date, (i) attaching, and certifying on behalf of Seller, complete and correct copies of (A) the certificate of formation of Seller and (B) the required approval by Seller’s members of this Agreement and the transactions contemplated hereby and (ii) certifying the incumbency and true signatures of the officers signing this Agreement and any of the Closing documents on behalf of Seller.

(i) Seller shall deliver to Buyer on forms reasonably acceptable to Buyer transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(j) Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.

(k) Buyer shall deliver evidence of replacement bonds, letters of credit and guaranties pursuant to Section 8.3.

(l) Seller and Buyer shall execute and deliver the Transition Services Agreement.

(m) Seller shall deliver to Buyer the Guaranty.

(n) Seller and Buyer shall execute and deliver the Throughput Agreement.

(o) Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

11.4 Records. In addition to the obligations set forth under Section 11.3, within 30 days following the Closing, Seller, at Seller’s cost and expense, shall deliver to Buyer possession of the Geologic Data and Records. In addition, with respect to Seller’s Petrel workstation projects, Seller shall use commercially reasonable efforts to export all project definition parameters (XY’s & inline/xline grid), well data headers, deviation surveys, checkshots, all other well data (perfs, tops, fault cuts, production data, etc.), interpreted faults, horizons and related geological and geophysical data constituting the Records from Seller’s workstations to a format compatible for importing such data onto Buyer’s Landmark workstations; provided, however, that (i) any of the foregoing items that are Excluded Assets, (ii) any information that cannot, without reasonable effort or expense that Buyer does not agree to undertake or pay, as applicable, be separated from any files, records, maps, information and data related to the Excluded Assets or (iii) any of the foregoing items for which transfer is prohibited under any seismic license agreement, in each case, shall not be exported by Seller.

11.5 Exercise of Preference Rights. In the event Seller is unable to transfer to Buyer all of Seller’s Assets in respect of those Properties described as Main Pass 296 and Main Pass 311 due to the exercise by Third Parties of Preference Rights burdening such Assets, the Parties agree and understand that Buyer will not be able to consummate the senior notes offering described in Section 8.9. In such event, (i) for purposes of the termination rights described in Section 15.1, the Scheduled Closing Date shall be deemed to be March 15, 2011, and (ii) Section 8.9, Section 8.10 and Section 9.4 will be deemed deleted from this Agreement and any remaining references to it (other than in this Section 11.5) rendered moot. Consequently, notwithstanding anything to the contrary in Section 3.2, upon the occurrence of such event, the Break-Up Fee shall either be applied to the Purchase Price at Closing, should Closing occur, or, if Closing does not occur, Buyer shall be entitled to receive the Break-Up Fee from the Escrow Agent; provided, that Buyer (i) has not negligently or willfully failed to perform or observe any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing or (ii) is not in material breach of its representations and warranties hereunder.

ARTICLE XII

ACCESS/DISCLAIMERS

12.1 Access. From and after the date hereof and up to and including Title Claim Date (or earlier termination of this Agreement) but subject to applicable Laws and obtaining any required consents of Third Parties, Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) full access, during normal business hours and upon reasonable notice, to all Records and other documents in Seller’s or any their respective Affiliates’ possession relating primarily to the Assets. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment. For the avoidance of doubt, this Section 12.1 shall not apply with respect to access in connection with environmental matters, such matters being exclusively covered by Section 4.3. Notwithstanding anything in this Agreement to the contrary, from and after the date hereof but subject to applicable Laws and obtaining any required consents of Third Parties, Seller shall afford to Buyer and Buyer’s Representatives full access, during normal business hours, on a customary basis and upon reasonable advance written notice, to Seller’s employees, accountants, reserve engineers and other authorized representatives who have prepared, will prepare or have knowledge with respect to the documents and information required to be delivered to Buyer pursuant to Section 8.9; provided, that Seller shall not be required to provide any such access which would interfere unreasonably and materially with the business or operations of Seller.

12.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (i) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement; (ii) any assets covered by the Confidentiality Agreement that are not conveyed to Buyer pursuant to this Agreement; (iii) the Excluded Assets; and (iv) confidential information regarding the Business and other affairs of each of Seller and its Affiliates).

12.3 Disclaimers.

(a) Except as and to the extent expressly set forth in Article IV, V, and VI and elsewhere in this Agreement and the special warranty in the Assignments to be executed pursuant hereto, (i) Seller makes no representations or warranties, express, statutory or implied and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its Affiliates or Representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates). In particular, except as expressly set forth in Article IV, V and VI and elsewhere in this

Agreement and the special warranty in the Assignments to be executed pursuant hereto, and without limiting the generality of the foregoing, Seller expressly disclaims any representation or warranty, express, statutory or implied, as to (i) title to any of the Assets, (ii) the contents, character or nature of any descriptive memorandum or report of any petroleum engineering consultant or any engineering, geological or seismic data or interpretation, relating to the Assets, (iii) the quantity, quality or recoverability of Hydrocarbons in or from the Assets, (iv) any estimates of the value of the Assets or future revenues generated by the Assets, (v) the production of Hydrocarbons from the Assets or whether production has been continuous or in paying quantities, (vi) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets, (vii) the content of any information memorandum, reports, brochures, charts or statements prepared by Seller or Third Parties with respect to the Assets and (viii) any other materials or information that may have been made available to Buyer or its Affiliates, or its or their Representatives in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto. Except as expressly set forth in this Agreement, Seller further disclaims any representation or warranty, express, statutory or implied, of merchantability, freedom from latent vices or defects, fitness for a particular purpose or conformity to models or samples of materials of any assets, rights of a purchaser under appropriate statutes to claim diminution of consideration or return of the Purchase Price, it being expressly understood and agreed by the parties hereto that Buyer shall be deemed to be obtaining the Assets in their present status, condition and state of repair, “as is” and “where is” with all faults or defects (known or unknown, latent, discoverable or undiscoverable), and that Buyer has made or caused to be made such inspections as Buyer deems appropriate. With respect to any of the Assets that are located in or in federal waters offshore Louisiana, Buyer acknowledges that this waiver has been expressly called to its attention and includes, without limitation, a waiver of warranty against rehibitory vices arising under Louisiana Civil Code Articles 2520 through 2548, inclusive.

(b) Seller and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 12.3 are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE XIII

TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS

13.1 General Disclaimer of Title Warranties and Representations. Other than the representation in Section 4.1 and the special warranty in the Assignments to be executed pursuant hereto, Seller makes no warranty or representation, express, implied, statutory or otherwise, not even as to a return of the Purchase Price, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that, Buyer’s sole remedy after Closing for any defect of title shall be the special warranty in the Assignments to be executed pursuant hereto and any Purchase Price adjustment arising out of timely submitted Title Defects pursuant to Section 4.2.

13.2 Casualty or Condemnation Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, subject to the Closing, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.

(b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the aggregate amount of any such loss or taking exceeds 20% of the Purchase Price, either party shall have the right to terminate this Agreement and Buyer shall be entitled to promptly receive the Break-Up Fee from the Escrow Agent. If the aggregate amount of any such loss or taking is 20% or less of the Purchase Price, Buyer shall be required to close. If the loss as a result of such individual casualty or taking exceeds $3,000,000 and the parties proceed to Closing, Seller shall elect by written notice to Buyer prior to Closing either (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) Seller, at Closing, shall pay to Buyer all sums paid or payable to Seller by Third Parties by reason of such casualty or taking insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty or taking insofar as with respect to the Assets; provided, however, that in the case of (ii), Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing Date in pursuing or asserting any such insurance claims or other rights against Third Parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Assets. In the case of (i), Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

(c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

13.3 Preferential Purchase Rights and Consents to Assign.

(a) The provisions of this Section 13.3 shall apply to agreements relating to the Properties which enable a Third Party to purchase a Property or any part thereof, as a result of the sale of such Property or portion thereof to Buyer (such rights hereafter referred to as “Preference Rights”). Except as set forth in this Section 13.3, Buyer is purchasing the Properties subject to all Preference Rights.

(b) Seller shall send notices of the transactions contemplated hereby to holders of Preference Rights (“Preference Notices”) set forth on Schedule 5.10. The Preference Notices shall be in a form reasonably satisfactory to Buyer, and shall include the Allocated Value of the Property or portion thereof affected by each Preference Right. After receiving a response to a Preference Notice, Seller shall promptly provide a copy of the response to Buyer at the address set forth in this Agreement.

(c) In the event, and only in such event, the holder of a Preference Right elects to properly exercise such Preference Right and to purchase the Property subject thereto upon the Closing, Seller shall convey on substantially the same terms and conditions set forth in the applicable Assignment attached to this Agreement (subject to such modifications as deemed reasonably necessary by Buyer to reflect the relevant Preference Right transaction, the price and the additional terms as contemplated by this Agreement) the Property or portion of the Property subject to the Preference Right to the holder of such Preference Right at the Closing; provided, however, that Seller shall have no obligation to convey any Property to a Preference Right holder unless and until the Closing occurs and provided further that Seller shall: (i) convey to Buyer at Closing all Property subject to Preference Rights for which the time for election to exercise such Preference Right has expired and the Preference Right has not been properly asserted; and (ii) retain all other Property subject to a Preference Right, subject to Seller’s obligation to convey such Property to Buyer at such delayed Closing date to occur at the time that the election to exercise such Preference Right has expired. The Purchase Price to be paid at Closing by Buyer shall be reduced by the Allocated Value of all Properties for which a Preference Right has been properly exercised and no other adjustments related to such Property(ies) shall be made to the Purchase Price under this Agreement. Notwithstanding the foregoing, any Property that is subject to a Preference Right and held back at the initial Closing will be conveyed to Buyer at a delayed Closing when the time for election to exercise such Preference Right has expired (which shall become the new Closing Date with respect to such Property). At the delayed Closing, Buyer shall pay Seller an amount equal to the amount by which the Purchase Price was reduced on account of the holding back of such retained Property (as adjusted pursuant to Section 3.3 through the new Closing Date therefor).

(d) Buyer acknowledges that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Buyer’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Asset that is subject to a Preference Right (collectively, the “Preference Right Assets”) unless the sale of all of the Assets is consummated on the Closing Date in accordance with the terms of this Agreement, subject to the penultimate sentence of this Section 13.3(d). In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Right Assets to Buyer is expressly conditioned upon the consummation on the Closing Date of the sale of all of the Assets in accordance with the terms of this Agreement; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. In the event any holder of a Preference Right who has properly exercised a Preference Right with respect to any Preference Right Assets fails to consummate the sale of such Preference Right Assets on the Closing Date, Closing shall not be delayed with respect to all other Assets and Seller and Buyer shall have no further obligations or commitments to each other regarding such Preference Right Assets. Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets on the Closing Date.

(e) In addition, Seller shall send to each holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby a notice seeking such party’s consent to the transaction contemplated hereby. If Seller fails to obtain a consent prior to the Closing and the failure to obtain such consent would cause the assignment of such Asset to Buyer to be void, then Seller shall continue to hold the operating rights or other legal title to such Asset as nominee for Buyer. Seller shall not be obligated to incur any expenses, obligations or other liabilities, or be responsible for any Claims, in Seller’s capacity as nominee and Buyer shall indemnify, defend and hold harmless Seller in relation to such Assets. Seller and Buyer, as between themselves, shall treat and deal with such Assets as if full legal and equitable title to such Assets had passed from Seller to Buyer at Closing. If Seller fails to obtain a consent prior to Closing and such consent does not relate to a material Asset or the failure to obtain such consent would not cause the assignment of such Asset to Buyer to be void, then Seller shall convey such Asset to Buyer at Closing but Buyer shall have no rights or remedies against Seller with respect thereto.

ARTICLE XIV

ASSUMPTION; INDEMNIFICATION; SURVIVAL

14.1 Assumption of Obligations by Buyer. Subject to Section 14.2, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) (i) all obligations and Liabilities, known or unknown, with respect to the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including, but not limited to the P&A Obligations, Environmental Conditions and all other obligations and Liabilities relating in any manner to the conduct of the Business or the use, ownership or operation of the Assets, including but not limited to obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay Working Interests, royalties, overriding royalties and other interest, owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, (c) properly plug and abandon any and all Wells, including inactive Wells or temporarily abandoned Wells, drilled on the Properties or otherwise pursuant to the Assets, (d) replug any Well, Wellbore or previously plugged Well on the Properties to the extent required or necessary, (e) dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise pursuant to the Assets, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (g) perform all obligations with respect to any Preference Right and consent pertaining to any Asset for any transaction occurring in respect of such Assets on and after the Closing and (h) perform all obligations applicable to or imposed on the lessee or owner under the Leases and the Applicable Contracts, or as required by Laws and (ii) all obligations under the Chevron Agreement (all of said obligations and Liabilities referenced in this Section 13.1, subject to the exclusions below, are herein referred to as the “Assumed Obligations”); provided, Buyer does not assume any obligations or Liabilities of Seller to the extent that they are attributable to or arise out of any matter disclosed on Schedule 5.5 or the ownership, use or operation of the Excluded Assets.

14.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations in this Article XIV, Seller shall be responsible for, and hereby agrees to defend, indemnify, hold harmless and forever release Buyer and its Affiliates and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a) any act or omission by Seller involving or relating to the Excluded Assets;

(b) any breach of any representation or warranty made by Seller contained in Article V or VI;

(c) any breach of Seller’s covenants or agreements contained in Section 8.1, 8.4 and 13.3;

(d) any matter disclosed on Schedule 5.5; and

(e) bodily injury, illness or death or Third Party property damage arising out of, incident to or in connection with operations on the Assets prior to the Closing Date.

14.3 Indemnities of Buyer. Effective as of the Closing, Buyer and each of its successors and assigns shall jointly and severally assume, be responsible for, and hereby agree to defend, indemnify, hold harmless and forever release Seller and its Affiliates and all of their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a) the Assumed Obligations;

(b) ownership or operation of the Assets after the Effective Time, including, without limitation, the claims and expenses in Section 16.17(b);

(c) environmental defects, including Environmental Conditions, related or attributable to the Assets;

(d) any breach of any representation or warranty made by Buyer contained in Article VII; and

(e) any breach of Buyer’s covenants or agreements.

14.4 Express Negligence. The indemnification, release and Assumed Obligations provided for in this Agreement shall be applicable whether or not the liabilities, losses, costs, expenses and damages in question arose or resulted solely or in part from the gross, sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of law of or by any Indemnified Party. Buyer and Seller acknowledge that this statement complies with the express negligence rule and is conspicuous.

14.5 Indemnification Procedures. All claims for indemnification under Sections 14.2 and 14.3 shall be asserted and resolved as follows:

(a) Notwithstanding anything to the contrary in this Agreement, Buyer Indemnified Parties shall not be entitled to indemnification under, and shall not assert any claim for indemnification pursuant to, Section 14.2 until the aggregate amount of such claims exceeds 1% of the Purchase Price (adjusted for any Preference Rights Assets, in an amount equal to the Allocated Value of such Preference Rights Assets less any purchase price adjustments agreed to between Seller and Third Party with respect to the sale of such Preference Rights Assets, excluded from this transaction pursuant to Section 13.3(c)) (the “Indemnification Deductible”), and then only to the extent the claim exceeds the Indemnification Deductible. In no event will Buyer be entitled to indemnification under Section 14.2 once the aggregate of all claims made under such Section equals 10% of the Purchase Price (adjusted for any Preference Rights Assets, in an amount equal to the Allocated Value of such Preference Rights Assets less any purchase price adjustments agreed to between Seller and Third Party with respect to the sale of such Preference Rights Assets, excluded from this transaction pursuant to Section 13.3(c)) (the “Indemnification Cap”); provided that the Indemnification Deductible and the Indemnification Cap shall not apply with respect to any claim for indemnification asserted under Section 14.2(a), Section 14.2(c), Section 14.2(d) or, solely with respect to the Fundamental Representations, Section 14.2(b); provided, further, that with respect to any claim for indemnification asserted under Section 14.2(a), Section 14.2(c), Section 14.2(d) or, solely with respect to the Fundamental Representations, Section 14.2(b), Buyer will not be entitled to indemnification under such Sections once the aggregate of all claims made under such Sections equals the Purchase Price.

(b) For purposes of this Article XIV, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Liabilities pursuant to this Article XIV, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the party or parties having the right to be indemnified with respect to such Liabilities by another party or parties pursuant to this Article XIV.

(c) To make a claim for indemnification under Sections 14.2 or 14.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 14.5, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 14.5 shall not relieve the Indemnifying Party of its obligations under Sections 14.2 or 14.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(d) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(e) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 14.5(e). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(f) If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(g) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

14.6 Survival.

(a) Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect on the twelve (12) month anniversary of the Closing or such later date after Closing as is expressly stipulated in this Section for the survival thereof; except as to claims for indemnification permitted by this Article XIV as to which a bona fide Claim Notice with respect to such Claim has been delivered to the applicable Indemnifying Party on or prior to such date. If any Asset becomes a retained Asset and the Closing with respect thereto is delayed pursuant to Section 13.3, the parties’ respective representations, warranties, covenants and agreements provided for in this Agreement with respect to such retained Asset shall survive under this Section 14.6 in relation to such delayed Closing rather than the initial Closing under this Agreement. In addition, the definitions set forth in the Definitions section at the beginning of this Agreement or in any other provision of this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section shall survive the Closing to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements. It is expressly agreed that:

(i) The Fundamental Representations, Sections 8.3, 8.4, 8.5, 8.7, 13.3, 14.1 and Article VII shall survive indefinitely.

(ii) The covenants and agreements of Seller in Section 8.9(a)-(c) shall terminate at Closing, other than the covenant in Section 8.9(b)(i)(B) which shall terminate on March 1, 2011.

(iii) The covenants and agreements of Buyer in Section 8.6 and Section 8.9(d) shall survive the Closing for a period of seven years.

(iv) The agreements in Section 3.3 shall survive Closing until the twelve (12) month anniversary of the Closing Date.

(v) All covenants and obligations of Buyer not identified in the preceding clauses (i) - (iii) shall survive until the twelve (12) month anniversary of the Closing Date.

(vi) The indemnities in Article XIV shall terminate as of the termination date of each respective covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Notwithstanding anything to the contrary in this Agreement, the indemnities in Section 14.2(d) and 14.2(e) shall survive until the twelve (12) month anniversary of the Closing Date.

14.7 Non-Compensatory Damages. Notwithstanding anything to the contrary in this Agreement, none of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

14.8 Disclaimer of Application of Anti-Indemnity Statutes. The parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

14.9 Materiality. Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether a representation or warranty has been breached for purposes of this Article XIV and the amount of damages suffered by any Indemnified Party, each representation and warranty set forth in this Agreement shall be read without regard to and without giving effect to any “material,” “materiality” or similar qualifications that may be contained in any such representation or warranty.

14.10 Title and Environmental Matters Not Applicable. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, the provisions of Section 14.2 shall not apply (a) in respect of title matters, such matters being exclusively covered by Article IV and the special warranty of title provided by Seller in the Assignments, and (b) in respect of environmental matters, such matters being exclusively covered by Article IV.

ARTICLE XV

TERMINATION, DEFAULT AND REMEDIES

15.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a) by Seller, at Seller’s option, if any of the conditions set forth in Article X have not been satisfied on or before the Scheduled Closing Date, or such other date agreed by Buyer and Seller in accordance with Section 11.1;

(b) by Buyer, at Buyer’s option, if any of the conditions set forth in Article IX, other than the condition in Section 9.4, have not been satisfied on or before the Scheduled Closing Date, or such other date agreed by Buyer and Seller in accordance with Section 11.1; or

(c) by Seller or Buyer if the Closing shall not have occurred on or before March 31, 2011 (the “Outside Date”);

provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (c) above if such party or its Affiliates are at such time in material breach of any provision of this Agreement.

15.2 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 15.1 hereof, then, except as provided in Section 3.2 and except for the provisions of Sections 1.1, 12.2, 12.3, 14.7 and this Section 15.2 and Article XVI (other than Sections 16.2(b), 16.7, 16.8, and 16.9), and any other provision hereof which, by its very nature, must survive such termination so as to carry out the stated intent of Buyer and Seller, this Agreement shall forthwith become of no further force or effort and the parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a party of any of its covenants or agreements hereunder. Upon a material breach of this Agreement by Seller that is not cured by the Closing Date, Buyer, at its sole option and as its sole remedy, may (i) enforce specific performance, or (ii) terminate this Agreement. In the event Buyer elects to terminate this Agreement as set forth above and is permitted to do so pursuant to the proviso in Section 15.1, Buyer shall be entitled to promptly receive the Break-Up Fee from the Escrow Agent. If Seller terminates this Agreement under Section 15.1, and Buyer has negligently or willfully failed to perform or observe its covenants and agreements or is in material breach of its representations and warranties hereunder, or Closing has otherwise not occurred as a result of an act or omission of Buyer, Seller shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which Seller may be entitled.

ARTICLE XVI

MISCELLANEOUS

16.1 Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement. Seller has or may have set forth information on a Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section of such Schedule so long as its relevance to such other section of the Schedule is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (a) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

16.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

(b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the Assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Seller shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes and other similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, all sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or other transfer taxes (including any applicable interest, or penalties or additional amounts which may be imposed with respect thereto) incurred by or imposed upon Seller with respect to the transactions described in this Agreement. Seller shall assume responsibility for, and shall bear and pay, all ad valorem, property, severance, production, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but exclusive of income taxes (including any applicable penalties and interest) and assessed against the Assets by any taxing authority for any period prior to the Effective Time, and Buyer shall be responsible for, and shall bear and pay, all such taxes and assessments assessed against the Assets by any taxing authority for any period that begins on or after the Effective Time. For purposes of this Agreement, the foregoing proration of ad valorem and property taxes shall be accomplished at the Closing based on the ratio of the number of days in the year prior to (for Seller) and on and after (for Buyer) the Effective Time to the total number of days in the year as applied to the amount of ad valorem and property taxes for the most recent year for which the amount of such taxes can be finally determined at the Closing.

(c) Seller and Buyer shall cooperate in the preparation and filing of all tax returns relating to the transactions contemplated herein or for tax periods which straddle the Effective Time and/or the Closing Date, including United States Internal Revenue Service Form 8594, pursuant to Temporary Treasury Regulation section 1.1060-1T, to report the allocation of the Purchase Price among the Properties. To the extent required by Code Section 1060 and any Treasury Regulations promulgated thereunder, any such allocations shall be consistent with the Allocated Values as set forth in Schedule 3.8. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representations or warranties as to the accuracy of such values.

16.3 Assignment. Other than an assignment to an Affiliate of Buyer, this Agreement may not be assigned by Buyer without prior written consent of Seller. No assignment of any rights hereunder by Buyer shall relieve Buyer of any obligations and responsibilities hereunder.

16.4 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

16.5 Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public announcements issued or made concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld (it being agreed that the exclusion of Buyer’s name from a press release by Seller shall be reasonable if requested by Buyer).

16.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by nationally recognized overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate party at the address for such party shown below or at such other address as such party shall have theretofore designated by written notice delivered to the party giving such notice:

If to Seller:	Anglo-Suisse Offshore Partners, LLC
1111 Bagby Street, Suite 4800
Houston, Texas 77002
Attn: John Sherwood
Fax: 713-275-7701

with a copy to:	ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attn: General Counsel
Fax: 617-867-4698

with a copy to:	Akin, Gump, Strauss, Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attn: Mark Zvonkovic
Fax: 212-872-1002

If to Buyer:	Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, LA 70170
Attn: General Counsel
Fax: 504-569-1874

with a copy to:	Porter & Hedges LLP
1000 Main St. 36th Floor
Houston, TX 77002
Attn: Robert Thomas
Fax: 713-226-6236

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The parties hereto may change the address, telephone numbers and facsimile numbers to which such communications are to be addressed by giving written notice to the other parties in the manner provided in this Section 16.6.

16.7 Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the names “Anglo-Suisse Offshore Partners, LLC” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

16.8 Further Cooperation. Without causing any representation or warranty to survive the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement, whether before or after the Closing. If any party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received by a party, which is partially an obligation of both Seller and Buyer, then the parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

16.9 Filings, Notices and Certain Governmental Approvals. Promptly after Closing Buyer shall (a) record the Assignments of the Assets and all federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies, (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Properties to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the Assignments of the Assets to Buyer and the designation of Buyer (if applicable), as the operator thereof and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer hereunder, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of any applicable or existing lease, pipeline or area-wide bond.

16.10 Entire Agreement; Conflicts. This Agreement, the Exhibits hereto and the Confidentiality Agreement collectively constitute the entire agreement among Seller and Buyer pertaining to the subject matter hereof and supersede all prior agreements, understanding, negotiations and discussion, whether oral or written, of the parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements among the parties relating to the subject matter hereof except as specifically set forth in this Agreement or the Assignments and other documents expressly contemplated hereby, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any exhibit hereto, the terms and provisions of this Agreement shall govern and control; provided, however, that the inclusion in any of the exhibits hereto of terms and provisions not addressed in this Agreement shall not be deemed a conflict, and all such additional provisions shall be given full force and effect, subject to the provisions of this Section 16.10. Except as otherwise expressly provided in this Agreement, this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, equityholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or any claim related to tort or contract theories of Law.

16.11 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective legal representatives, successors and assigns. No other Person shall have any right, benefit, priority or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.

16.12 Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto against whom enforcement is sought.

16.13 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of Seller or

Buyer, or their respective officers, employees, agents or representatives, nor any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

16.14 Governing Law; Jurisdiction, Venue; Jury Waiver. This Agreement and the legal relations among the parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. All of the parties hereto consent to the exercise of jurisdiction in personam by the courts of the State of Texas for any action arising out of this Agreement or the other Transaction Documents. All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or the other Transaction Documents shall be exclusively litigated in courts having situs in Houston, Harris County, Texas. Each party hereto waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

16.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party by facsimile transmission shall be deemed an original signature hereto.

16.17 Certain Other Governmental Approvals. Notwithstanding anything to the contrary in Section 16.9, Buyer shall promptly (but in any event no later than two Business Days after Closing) seek, and use its best efforts after Closing to obtain, the unconditional approval by the BOEMRE of (i) the Assignments of Record Title to Oil and Gas Lease(s) in the form attached hereto as Exhibit C; (ii) the Assignments of Oil and Gas Lease Operating Rights in the form attached hereto as Exhibit D; and (iii) the Assignments of Rights of Way in the form attached hereto as Exhibit E. In the event Buyer or its nominated operator is elected successor operator under the operating agreements applicable to any of the Leases, Buyer also obligates itself to ensure that it or the successor operator makes application to the BOEMRE to qualify as operator with respect to that portion of the Assets it will operate. Buyer shall take any actions reasonably required of it by the BOEMRE or any other regulatory agencies to obtain all requisite regulatory approvals, including but not limited to, the purchase and posting of any and all bonds, supplemental bonds or other securities which may be required of it pursuant to OPA and 30 C.F.R §§ 250.7, 256.58, 256.59, and 256.61 in excess of any existing lease, pipeline or area-wide bond(s). Until the governmental approval with respect to an assignment described in this Section 16.17 is obtained, however, the following shall occur:

(a) Seller shall continue to hold the operating rights and record title to the applicable Assets as nominee for Buyer;

(b) Buyer’s indemnity under Section 14.3 shall include any and all claims, expenses of any kind or character relating to the Assets accruing after the Effective Time including but not limited to any bonding or regulatory costs incurred by Seller;

(c) Seller shall act as Buyer’s nominee with respect to the Assets but shall be authorized to act only upon and in accordance with Buyer’s specific written instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Buyer in writing; and

(d) Buyer shall continue to maintain and provide at its cost the insurance coverages as reviewed by Seller under Section 10.6 of this Agreement.

If the BOEMRE does not, within twelve months from the Closing Date, approve all (i) the Assignments of Record Title of the Leases into Buyer, (ii) the Assignments of Oil and Gas Lease Operating Rights into Buyer, and (iii) the Assignments of Rights of Way into Buyer, then:

(w) As to those Assignments that the BOEMRE has approved, the transaction contemplated by this Agreement will proceed as to those Assets in accordance with the terms and conditions of this Agreement, mutatis mutandis; and

(x) As to those Assignments that the BOEMRE has not approved due to a reason other than the BOEMRE’s delay in addressing otherwise valid filings by Buyer, Seller, at its option, may either:

(i) continue to hold the operating rights, title to the Leases and the rights of way as Buyer’s nominee, or,

(ii) upon 30 days’ notice to Buyer, rescind the purchase and sale of the Assets that are the subject of such non-approvals and terminate this Agreement as to those Assets, but only as to those Assets.

(y) The exercise by Seller of the option to rescind as specified in the preceding clause (x)(ii), however, shall be predicated upon Seller’s reasonable determination either that (i) Buyer has failed to comply with the requirements of 30 C.F.R. § 256.64 and not taken any and all actions required by the BOEMRE to obtain such approval, or (ii) there had been a material adverse effect on the financial condition of Buyer after Closing.

(z) Upon such termination and rescission, this Agreement shall be null and void as between Buyer and Seller with respect to the non-approved Assets, and (i) Buyer shall return to Seller the Assignments and any and all other documents, materials and data previously delivered to Buyer with respect to such Assets; and (ii) Seller shall return to Buyer the Purchase Price allocated to such Assets in Schedule 3.8, without interest, less the proceeds of production net of all expenses, capital expenditures, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens or encumbrances created by Buyer which shall be released prior to this payment) attributable to the Leases and other rights from and after the Effective Time. In no event, however, shall Seller ever be required to reimburse Buyer for any expenditures associated with workovers, recompletions, or the drilling, completion or plugging and abandonment of wells drilled or work performed by Buyer on or with respect to such Assets unless same were necessary to perpetuate the related Leases or operating rights or other rights. Seller shall not be liable to Buyer if the BOEMRE approvals are not obtained, except as expressly provided in this Section 16.17.

16.18 Adequacy of Supplemental Bonds or Arrangements for the Pledge of Securities. Prior to execution hereof, Buyer shall confer with the BOEMRE regarding the amounts and terms for the posting of supplemental bonds or pledge of securities pursuant to the provisions of 30 C.F.R §§ 256.61 and 250.7, and within a reasonable time of any BOEMRE determination pursuant to such regulations, Buyer (directly or through its representative) shall satisfy the BOEMRE requirements concerning same, including all financial responsibility requirements under OPA.

16.19 Special Offshore Interests. The parties acknowledge and agree that those offshore Assets described on the attached Schedule 16.19 are in the nature of contract rights that are not recognized by the BOEMRE as “record title” or “operating rights,” and that, accordingly, the BOEMRE will not approve, and Buyer and Seller do not expect the BOEMRE to approve, the assignment of these interests from Seller to Buyer. Buyer shall ensure nevertheless that the assignment documents relating to such interests are appropriately filed in the “non-required filing” system of the BOEMRE. Such interests shall be excluded from the scope of Section 16.17 for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SELLER:

ANGLO-SUISSE OFFSHORE PARTNERS, LLC

By:	/s/ John Sherwood
Name:	John Sherwood
Title:	Chief Executive Officer

BUYER:

ENERGY PARTNERS, LTD.

By:	/s/ Gary Hanna
Name:	Gary Hanna
Title	Chief Executive Officer

Signature Page to Purchase and Sale Agreement